Exhibit 99.2
Risk Factors
Risks Associated with Product Development and Commercialization
Our business depends on the success of metreleptin and lomitapide. We may not be able to meet expectations with respect to sales of these products and revenues from such sales and if we are not able to meet such expectations, we may not be able to attain or maintain positive cash flow and profitability in the time periods we anticipate, or at all.
Our business depends on the successful commercialization of metreleptin and lomitapide. Through Aegerion, we have a limited history of generating revenues from the sale of such products, and we anticipate that we will continue to incur significant costs and expend significant operating and management resources associated with developing and commercializing them. Even with these investments, which we may not be able to make on a timely basis or at the levels we would desire due to the decline in our total revenues, we may still be unsuccessful in commercializing these products.
Our ability to meet expectations with respect to sales of these products and revenues from such sales, and to attain profitability and maintain positive cash flow from operations, in the time periods we anticipate, or at all, will depend on the commercial success of these products in the United States (U.S.) and other markets, which will depend on, among other factors, obtaining timely regulatory approvals, without onerous restrictions or limitations in the resulting label, obtaining or maintaining favorable pricing for and reimbursement of these products in the U.S. and in key countries outside the U.S., and the availability of financial assistance for individuals who otherwise cannot afford our products. Commercial success also will depend on continued acceptance by the medical community and market demand and medical need for these products, including, in the case of lomitapide, in light of the availability of PCSK9 inhibitor products, which has had a significant adverse impact on sales of lomitapide in the U.S. We expect that named patient sales in Brazil in the near-term will continue to be our largest source of revenues on a country-by-country basis outside the U.S.; however, we expect net product sales from named patient sales in Brazil and other countries to continue to fluctuate quarter-over-quarter significantly more than sales in the U.S. If metreleptin or lomitapide does not achieve or maintain commercial success, our future operating results and financial condition may be materially adversely affected, and we may not achieve profitability.
We may not be able to maintain or expand market acceptance for metreleptin and lomitapide in the U.S. or to gain market acceptance in markets outside the U.S. where we commercialize such products, and, for lomitapide, we may continue to see a significant number of patients who choose not to start or stay on therapy.
The commercial success of metreleptin and lomitapide will depend primarily upon our ability to maintain and expand the acceptance of these products by the medical community, including physicians and healthcare payers, and by the relevant patients in the U.S., and to gain and maintain such acceptance in countries outside the U.S. where such products are commercialized.
Some physicians and congenital or acquired generalized lipodystrophy (GL) patients may determine that the benefits of metreleptin in treating complications of leptin deficiency in GL do not outweigh the risks, including those risks set forth in the boxed warning for MYALEPT (metreleptin) for injection (MYALEPT) in the U.S., which warn of the risk of anti-metreleptin antibodies with neutralizing activity and the risk of lymphoma. Likewise, some physicians and homozygous familial hypercholesterolemia (HoFH) patients may determine that the benefits of lomitapide in reducing low-density lipoprotein cholesterol (LDL-C) levels do not outweigh the risks, including those risks described in the boxed warning for JUXTAPID® (lomitapide) capsules (JUXTAPID) in the U.S. and in the prescribing information for lomitapide in the other countries in which it is approved, which warn that lomitapide can cause hepatotoxicity.
Because of the risk of hepatotoxicity, JUXTAPID is available in the U.S. only through a Risk Evaluation Management Strategy (REMS) program, referred to as the JUXTAPID REMS program. Under the JUXTAPID REMS program, patients must receive education on the JUXTAPID REMS program requirements and we must certify all qualified healthcare providers before they can prescribe JUXTAPID and the pharmacies that will dispense the medicine. The U.S. Food and Drug Administration (FDA) assesses on a periodic basis whether a REMS program is meeting its goals and whether the goals or elements of the program should be modified. In June 2015, Aegerion Pharmaceuticals, Inc. (Aegerion) received a letter from the FDA expressing concern that the JUXTAPID REMS program is not meeting its goals of educating healthcare professionals about the risks of hepatotoxicity and the need to periodically conduct liver tests to monitor patients during treatment with JUXTAPID as set forth on the product label. The letter also expressed concern about the difficulty in assessing whether the goal of restricting access to JUXTAPID to patients with a clinical or laboratory diagnosis consistent with HoFH was being met. In response to the FDA’s concerns, we proposed to the FDA modifications to the JUXTAPID REMS program to improve prescriber awareness of the risk of hepatotoxicity associated with JUXTAPID and the need to monitor patients during treatment, and to reinforce the approved indication and the characteristics of HoFH. On March 11, 2016, Aegerion received from the FDA an additional letter describing certain modifications the FDA considered necessary to the labeling for JUXTAPID and to the JUXTAPID REMS program. In response to the FDA’s proposed modifications to the labeling for JUXTAPID, on April 8, 2016, Aegerion submitted a prior approval labeling supplement to the FDA addressing certain of the FDA’s proposed modifications, including an instruction that patients cease therapy upon the occurrence of severe diarrhea.  The labeling changes were approved by the FDA on May 23, 2016.  Aegerion submitted a response to the FDA’s proposal regarding modifications to the JUXTAPID REMS program in a prior approval supplement on July 7, 2016. The FDA approved the modifications to the JUXTAPID REMS program on January 3, 2017. The goal of the JUXTAPID REMS Program, as modified, is to mitigate the risk of hepatotoxicity associated with the use of JUXTAPID by ensuring that: a) prescribers are educated about the approved indication for JUXTAPID, the risk of hepatotoxicity associated with the use of JUXTAPID, and the need to monitor patients during treatment with JUXTAPID as per product labeling; b) JUXTAPID is dispensed only to patients with a clinical or laboratory diagnosis consistent with homozygous familial hypercholesterolemia; and c) patients are informed about the risk of hepatotoxicity associated with the use of JUXTAPID and the need for baseline and periodic monitoring. The FDA’s approval letter for the modified REMS Program also specified that an authorized generic drug under JUXTAPID’s New Drug Application (NDA) must have an FDA-approved REMS program prior to marketing.
The originally approved JUXTAPID REMS program consisted of Elements To Assure Safe Use (ETASU), an implementation system, a communication plan and a timetable for submission of assessments of the JUXTAPID REMS program. It also required healthcare professionals who prescribe JUXTAPID and pharmacies that dispense JUXTAPID to be certified, and that JUXTAPID must only be dispensed to patients with evidence or other documentation of safe-use conditions. The ETASU in the modified JUXTAPID REMS program approved by the FDA on January 3, 2017 has been significantly enhanced and requires, among other things, that healthcare professionals and pharmacies complete a recertification process, which includes, for healthcare professionals, required online training and learning assessments, by July 2, 2017 in order to continue prescribing and dispensing JUXTAPID; healthcare professionals counsel existing and new JUXTAPID patients on the goals of the JUXTAPID REMS program and, in connection therewith, imposes a new requirement that healthcare professionals and their patients sign a form acknowledging that this counseling has taken place and that the patient understands the goals of the JUXTAPID REMS program; and prescriptions written to a JUXTAPID patient before the healthcare professional completes recertification and the counseling requirements with the patient, including the submission to the REMS coordinating center of an acknowledgment form signed by the healthcare professional and the patient, will not be honored after July 2, 2017. The modified REMS program also requires that prescriptions written after July 2, 2017 must be written on an updated prescription authorization form and includes changes to existing REMS documentation, along with additional required documentation, and new training modules for healthcare professionals and certified pharmacies. The FDA required the modifications to the JUXTAPID REMS program to be implemented by March 2, 2017 and, as noted above, that healthcare professionals and pharmacies complete the recertification process, and healthcare professionals and patients complete the counseling and acknowledgment processes, by July 2, 2017. We have completed the implementation of the modifications to the JUXTAPID REMS program, and we are in the process of educating healthcare professionals, pharmacies, and patients about the JUXTAPID REMS program requirements, including the requirements that must be met by July 2, 2017, and tracking achievement with respect to these requirements. However, we may lose JUXTAPID patients temporarily or permanently, or add new adult HoFH patients at a slower than expected pace, as a result of the implementation of, and enhancements to, the modified JUXTAPID REMS program, as described above, for a variety of reasons, including: the inability to recertify healthcare professionals with existing patients or to certify healthcare professionals who may want to put new patients on JUXTAPID, on a timely basis or at all; the failure of the healthcare professionals and patients, existing or new, to meet the patient counseling requirements and sign and submit the patient acknowledgment form, as required, on a timely basis or at all; the failure of prescriptions for JUXTAPID to meet all of the requirements of the modified JUXTAPID REMS program on or after July 2, 2017 and therefore not being honored by the certified pharmacies after such date, as required under the modified JUXTAPID REMS program, and any payer issues or delays that arise out of new prescriptions being written for patients under the modified JUXTAPID REMS program; and that the enhanced education of the goals of the JUXTAPID REMS program, and related documentation, may cause healthcare professionals to stop or delay treatment with JUXTAPID, or try alternative therapies for adult HoFH patients before starting or continuing JUXTAPID treatment. The ongoing investigations of the Securities and Exchange Commission (SEC) and the Department of Justice (DOJ), including the consent decree that Aegerion will enter into with FDA related to JUXTAPID REMS program as part of the settlement of these investigations, may also have an effect on the FDA’s requirements for the JUXTAPID REMS program.
In addition, we have adopted risk management plans in other countries where we have obtained approval of lomitapide to help educate physicians on the safety information for lomitapide and appropriate precautions to be followed by healthcare professionals and patients. Other countries that may approve metreleptin or lomitapide may require risk management plans that may be similar to or more onerous than those we have adopted to date. The prescribing information for each product also describes a number of additional contraindications, warnings, and precautions, including those related to pregnancy and potential adverse interactions with other drugs, and other potential adverse reactions, that could limit the market acceptance of metreleptin and lomitapide. These contraindications, warnings, and precautions make it more difficult for some patients to decide to begin therapy or to stay on therapy. GI adverse reactions, which are common with lomitapide and the risk of which can be reduced only by adherence to a low-fat diet, and elevated alanine aminotransferase (ALT) and aspartate aminotransferase (AST) also lead to treatment discontinuation in a significant percentage of lomitapide patients. With respect to metreleptin, concerns related to the route of administration of metreleptin, as an injection, may deter some patients from beginning therapy or staying on therapy. As a result, even if a physician prescribes one of our products, the prescription may not result in a patient beginning therapy or staying on therapy. The degree of market acceptance of our products will also depend on a number of other factors, including:

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physicians’ views as to the scope of the approved indication and limitations on use and warnings and precautions contained in the approved labeling or prescribing information for our products, including the boxed warnings on the MYALEPT and JUXTAPID labels and the modifications to the JUXTAPID label to include language instructing patients to cease therapy upon the occurrence of severe diarrhea;

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the willingness of insurance companies, managed care organizations, other private payers, and government entities in the U.S. that provide reimbursement for medical costs to continue to provide reimbursement for MYALEPT and JUXTAPID at the price at which we offer them and without imposing restrictions on the use of the product, such as, for MYALEPT, leptin level tests, which delay or otherwise impact reimbursement;

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the ability and willingness of GL an HoFH patients to pay, or to arrange for payment assistance with respect to, any patient cost-sharing amounts for MYALEPT applicable under their insurance coverage, and the availability of co-pay assistance;

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the extent to which the changes to the JUXTAPID REMS program, approved by the FDA on January 3, 2017, including the requirements set forth above, may negatively affect the ability or willingness of a physician to prescribe JUXTAPID, a patient to be willing to initiate or continue on JUXTAPID therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

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the extent to which changes to the labeling for JUXTAPID instructing patients to cease therapy upon the occurrence of severe diarrhea may negatively affect the ability or willingness of a physician to prescribe JUXTAPID, a patient to be willing to initiate or continue on JUXTAPID therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

•	the efficacy, safety and tolerability of competitive therapies, including, in the case of lomitapide, PCSK9 inhibitor products;

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the extent of the negative impact of the availability of PCSK9 inhibitor products on sales of JUXTAPID in the U.S., which has caused a significant number of JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and has significantly decreased the rate at which new HoFH patients start treatment with JUXTAPID;

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the provision of free PCSK9 inhibitor drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which such companies may have ceased, but which historically has had a negative impact on the rate at which new patients start treatment with lomitapide and has caused more patients than we expected to discontinue lomitapide and switch their treatment to PCSK9 inhibitor products;

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pricing and the perception of physicians and payers as to cost effectiveness of our products in relation to other therapies that treat GL and HoFH, respectively, including therapies with a price substantially lower than that of our products, which, in the case of lomitapide, includes PCSK9 inhibitor products and apheresis; and

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the effectiveness of our sales, marketing and distribution strategies and our ability to achieve these strategies, particularly in light of Aegerion’s 2016 reductions in force, the impact of competitive products on JUXTAPID sales, the continuing challenges to the lomitapide business, our conversion from a full-time employee sales force to the use of primarily a contract sales force in the U.S. in early 2017, and the use of a contract sales force in Japan.

If we are not able to achieve a high degree of market acceptance of metreleptin in the treatment of GL and lomitapide in the treatment of adult patients with HoFH, we may not be able to achieve our revenue goals or other financial goals or to achieve profitability or to maintain cash-flow positive operations in the time periods we expect, or at all.

If we fail to obtain or maintain orphan drug exclusivity for our products or product candidate in any country where exclusivity is available, we will have to rely on our data and marketing exclusivity, if any, and on our intellectual property rights, to the extent there is coverage in such country, which may reduce the length of time that we can prevent competitors from selling generic versions of our products or product candidate.
We have obtained orphan drug exclusivity for JUXTAPID in the U.S. for the treatment of HoFH, for MYALEPT in the U.S. for the treatment of GL, and for zuretinol in the U.S. for the treatment of Leber Congenital Amaurosis (LCA) (due to inherited mutations in the lecithin retinol acyltransferase (LRAT) or retinal pigment epithelium protein 65 (RPE65) genes) and Retinitis Pigmentosa (RP) (all mutations), which the FDA has formally acknowledged also cover zuretinol for the treatment of Inherited Retinal Disease (IRD), including SECORD, which disease/condition we believe comprises both LCA (due to inherited mutations in the LRAT or RPE65) genes and RP. Since the extent and scope of our patent protection for zuretinol is limited, orphan drug designation is especially important for this product candidate.
Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the U.S., or for which there is no reasonable expectation that development and production costs will be recovered from sales of the drug for such disease or condition in the U.S. Orphan drug designation must be requested before submitting an NDA or Biologics License Application (BLA). After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan drug designation subsequently receives FDA approval and is the first drug approved for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve for seven years any other applications to market the same drug for the same indication, except in limited circumstances such as a demonstration that the subsequent drug is clinically superior or the inability of the existing manufacturer to supply the market. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval for an orphan product that the FDA finds to be the “same drug” as our product candidate for the same indication or disease. If a drug or biologic designated as an orphan drug receives marketing approval for an indication broader than the scope of its designation, it may be no longer entitled to orphan drug exclusivity. In addition to creating a 12-year period of reference product exclusivity, the Biologics Price Competition and Innovation Act (BPCI Act) clarifies the interaction of that exclusivity with orphan drug exclusivity, such that the licensure of a biosimilar or interchangeable version of a reference biological product that was designated and approved as an orphan drug may only occur after the later of the expiration of any applicable seven-year orphan drug exclusivity or the 12-year reference product exclusivity (or seven and one-half years and 12.5 years with pediatric exclusivity).
The BPCI Act, enacted in 2010, as part of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (the Health Care Reform Act), authorizes the FDA to license a biological product that is biosimilar to, and possibly interchangeable with, a Public Health Service Act (PHSA)-licensed reference biological product through an abbreviated pathway. The BPCI Act establishes criteria for determining that a product is biosimilar to an already-licensed biologic (a reference product), and establishes a process by which an abbreviated BLA for a biosimilar product is submitted, reviewed and approved. The BPCI Act provides periods of exclusivity that protect a reference product from biosimilar competition. Under the BPCI Act, innovator manufacturers of original reference products are granted twelve years of exclusive use before biosimilar versions of such products can be licensed for marketing in the U.S. This means that the FDA may not approve an application for a biosimilar version of a reference product until twelve years after the date of approval of the reference product (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results of such studies are reported to FDA), although a biosimilar application may be submitted four years after the date of licensure of the reference product. Additionally, the BPCI Act establishes procedures by which the biosimilar applicant must provide information about its application and product to the reference product sponsor, and by which information about potentially relevant patents is shared and litigation over patents may proceed in advance of approval. The BPCI Act also provides a period of exclusivity for the first biosimilar to be determined by the FDA to be interchangeable with the reference product. Under the BPCI Act, metreleptin has twelve years of exclusivity in the U.S. from February 24, 2014, the date of the product’s approval by the FDA.
The European Medicines Agency (EMA) grants orphan designation to promote the development of products that treat life-threatening or chronically debilitating conditions affecting not more than five in 10,000 people in the European Union (EU). In addition, orphan drug designation can be granted only if, for economic reasons, the medicinal product would be unlikely to be developed without incentives and if there is no other satisfactory method approved in the EU of diagnosing, preventing, or treating the condition, or if such a method exists, the proposed medicinal product must potentially be of significant benefit to patients affected by the condition. The application for orphan designation must be granted by the European Commission (EC) before an application for marketing authorization of the medicinal product is submitted. Upon grant of marketing authorization for the medicinal products, orphan designation provides ten years of market exclusivity for the orphan medicinal product in the orphan indication. During this ten-year period, with a limited number of exceptions, the competent authorities of the EU Member States and the EMA may not accept applications for marketing authorization, accept an application to extend an existing marketing authorization or grant marketing authorization for other similar medicinal products for the same orphan indication. Under an exception, marketing authorization could be granted to a similar medicinal product with the same orphan indication before the expiry of the ten years if the holder of the marketing authorization for the original orphan medicinal product has given its consent or if the manufacturer of the original orphan medicinal product is unable to supply sufficient quantities. Marketing authorization may also be granted to a similar medicinal product with the same orphan indication if this product is safer, more effective or otherwise clinically superior to the original orphan medicinal product. Moreover, the exclusivity period for the original orphan medicinal product may be reduced to six years if the designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. Despite the prevalence rate, lomitapide does not have orphan medicinal product exclusivity in the EU for the treatment of HoFH because the EMA views the relevant condition, for orphan drug purposes, to include both HoFH and HeFH. In 2012, metreleptin was granted orphan designation by the EC for the treatment of Barraquer-Simons syndrome (acquired partial lipodystrophy (PL)), Berardinelli-Seip syndrome (congenital GL), Lawrence syndrome (acquired GL) and familial PL. Zuretinol was granted orphan designation by the EMA in 2011 for the treatment of LCA and RP (all mutations) and in 2014, the EMA also formally acknowledged that a therapeutic indication of zuretinol for the treatment of patients with IRD, who have been phenotypically diagnosed as LCA or RP caused by mutations in RPE65 or LRAT genes, would fall under the orphan drug designations of treatment of LCA and treatment of RP. We also plan to seek regulatory exclusivity for zuretinol in the EU; however, there can be no assurance that we will be successful in securing approval or regulatory exclusivity in the EU.
Orphan drug exclusive marketing rights in the U.S. may also be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the drug to meet the needs of patients with the rare disease or condition. Our failure to obtain or maintain orphan drug exclusivity would require us to rely on our data and marketing exclusivity, if any, and on our intellectual property rights for our products and product candidate, which may reduce the length of time that we can prevent competitors from selling generic versions of our products or product candidate. For further information, see “Risks Related to Our Intellectual Property.” If we do not obtain data exclusivity for our products or product candidate, our business may be materially harmed.
In Japan, where we launched JUXTAPID in December 2016, we have received orphan drug designation for JUXTAPID in the treatment of HoFH from Japan’s regulatory authority, the Ministry of Health, Labor and Welfare (MHLW). We also have other forms of regulatory exclusivity for our products and product candidate in certain other markets. However, there are many other countries, including some key markets for lomitapide, like Brazil, in which we do not have intellectual property coverage for our products or product candidate, and where neither orphan drug exclusivity nor data and marketing exclusivity is available.
Even if we obtain orphan drug exclusivity for a product, that exclusivity may not effectively protect the product from competition because different drugs can be approved for the same condition. In the U.S., even after an orphan drug is approved, the FDA can subsequently approve the same drug for the same condition if the FDA concludes that the later drug is safer, more effective or makes a major contribution to patient care, which could materially adversely affect our financial condition.
The number of patients affected by the diseases for which our products are approved, or for which we may seek approval, is small, and has not been established with precision. Our assumptions and estimates regarding prevalence may be wrong. If the actual number of patients is smaller than we estimate or if any approval is based on a narrower definition of these patient populations, our revenue and ability to achieve profitability and to maintain cash-flow positive operations from our product businesses will be adversely affected, possibly materially.
There is no patient registry or other method of establishing with precision the actual number of HoFH or GL and PL patients with the diseases our products treat in any geography. There is significant uncertainty around the estimated total potential addressable patient population for treatment with zuretinol worldwide.
Medical literature has historically reported the prevalence rate of HoFH as one person in a million, based on an estimated prevalence rate for HeFH of one person in 500. Analysis of HoFH prevalence have been evolving in recent years cumulating in published medical literature that suggests that the actual prevalence of both HeFH and HoFH may be significantly higher than the historical estimate of one person in a million. For example, in 2014, the European Atherosclerosis Society (EAS) Consensus Panel on Familial Hypercholesterolaemia (FH) published an article citing research that would result in an estimate of the prevalence of HoFH in the range of between one person in 300,000 and one person in 160,000 or 3.33 persons per million to 6.25 persons per million, which is consistent with estimates that can be derived from other publications from the last few years. The FDA cited this estimate in its review of PCSK9 inhibitor products in June 2015. There is no guarantee that the prevalence of HoFH is higher than the current medical literature suggests or is even higher than reported in the historical literature. The number of patients with HoFH could actually be significantly lower than we expect. Ultimately the actual size of the total addressable HoFH market in the U.S. will be determined only after we and others have substantial commercial history selling products for the treatment of HoFH.
We believe that the prevalence rate of HoFH in countries outside the U.S. is likely to be consistent with the prevalence rate in the U.S.; however, we expect that our net product sales in countries outside the U.S. are likely to be lower than in the U.S. given significant economic pressures to reduce healthcare costs in certain ex-U.S. countries, resulting in pricing controls, reimbursement restrictions and caps on patients treated and/or drug expenditures, the more widespread availability of apheresis, in certain countries, like Japan, and the possibility that genotyping may be required in some countries, reducing the number of patients diagnosed with HoFH.

The data to date suggest that the approximate prevalence of GL in the U.S. is slightly under 1 in 1,000,000 persons and for PL overall is 3 in 1,000,000 persons. Although the data are even more limited, the prevalence in the U.S. of a subset of more severe PL is estimated to be between 0.5 and 1 in 1,000,000 persons. We believe that the prevalence rate of GL and PL, and correspondingly the PL subset, in countries outside the U.S. is likely to be consistent with the prevalence rate in the U.S. There is no guarantee, however, that our estimates are correct. The actual prevalence of GL, PL and the PL subset may be significantly lower than we expect. Ultimately, the actual size of the total addressable market in the U.S. and other key markets where metreleptin is sold, if approved, will be determined only after we have substantial commercial history selling metreleptin.
Current epidemiological estimates based on medical literature suggest that approximately 2.5% of the autosomal recessive RP subjects and 6-10% of all LCA subjects possess mutations in the RPE65 gene, while approximately 1% of RP and LCA subjects have mutations in the LRAT gene. LCA is estimated to affect approximately one in 81,000 newborns worldwide, while the overall RP prevalence is estimated at one in 4,000 newborns worldwide. Based on our current market research, we estimate the total potential addressable LCA patient population for zuretinol at 1,000 to 2,000 patients worldwide and the total potential addressable RP patient population at 2,000 to 4,000 patients worldwide. Our most recent epidemiological data estimate the prevalence of IRD subjects with RPE65 or LRAT mutations at 4100 patients in the U.S. and the five major European markets, a portion of whom have the late stage of the disease and may not benefit from zuretinol therapy. While geographic differences in the gene pool may cause fluctuations, the prevalence of LCA, RP, and LRAT and RPE65 mutation distribution in other countries are believed to be comparable with the U.S. and five major European markets based on current medical literature.  However, there is no guarantee these current estimates are correct, and the analysis of the prevalence in IRD remains ongoing in the medical literature.
Estimating the prevalence of a rare disease is difficult and may rely on an amalgam of information from multiple sources, resulting in potential under- or over-reporting. There is no guarantee that our assumptions and beliefs are correct, or that the methodologies used have generated accurate estimates. Medical literature has historically estimated the prevalence of the diseases our products treat to be significantly lower than our estimates. The actual prevalence of these diseases may be significantly lower than we expect. Ultimately, the actual size of the total addressable market will be determined only after we have substantial commercial history selling the relevant product. If the total addressable market for our products and product candidate, if eventually approved and commercialized, in the U.S. and other key markets is smaller than we expect, then it may be more difficult for us to achieve our revenue goals and estimates and to attain profitability and meet our expectations with respect to cash flow operations.
Our market is subject to intense competition. If we are unable to compete effectively, we may not be able to achieve our revenue goals or achieve profitability or maintain cash-flow positive operations in the time periods we expect, or at all, and lomitapide, metreleptin or any other product candidate that we develop or acquire may be rendered noncompetitive or obsolete.
Our industry is highly competitive and subject to rapid and significant technological change. Our potential competitors include large pharmaceutical and biotechnology companies, specialty pharmaceutical and generic drug companies, academic institutions, government agencies and research institutions. All of these competitors currently engage in, have engaged in or may engage in the future in the development, manufacturing, marketing and commercialization of new pharmaceuticals, some of which may compete with lomitapide, metreleptin, zuretinol or other products or product candidates we may acquire, license or develop. Smaller or early stage companies may also be significant competitors, particularly through collaborative arrangements with large, established companies. Key competitive factors affecting the commercial success of lomitapide, metreleptin and any other products that we develop or acquire are likely to be efficacy, safety and tolerability profile, reliability, convenience of dosing, price and reimbursement.

The market for cholesterol-lowering therapeutics is large and competitive with many drug classes. Lomitapide is approved in the U.S., Japan, the EU and in certain other countries as an adjunct to a low-fat diet and other lipid-lowering treatments to reduce LDL-C in adult HoFH patients. As a treatment for HoFH, JUXTAPID competes in the U.S. and certain other countries with Kynamro. Developed by Ionis Pharmaceuticals, Inc. (Ionis) and acquired by Ionis and Kastle Therapeutics in May 2016, Kynamro is an antisense apolipoprotein B-100 inhibitor which is taken as a weekly subcutaneous injection. JUXTAPID also faces significant competition in the treatment of adult HoFH patients with a class of drugs known as PCSK9 inhibitors. In July 2015, Regeneron Pharmaceuticals, Inc. (Regeneron) and Sanofi announced that the FDA had approved the BLA for their PCSK9 inhibitor candidate, alirocumab, for use in addition to diet and maximally tolerated statin therapy in adult HeFH patients and in patients with clinical atherosclerotic cardiovascular disease who require additional lowering of LDL-C. In September 2015, following the positive opinion of the Committee for Medicinal Products for Human Use (CHMP) of the EMA, the EC approved alirocumab for the treatment of adult patients with HeFH or mixed dyslipidemia as an adjunct to diet, either in combination with a statin, or statin with other lipid-lowering therapies in patients unable to reach their LDL-C goals with the maximally-tolerated statin, or alone or in combination with other lipid-lowering therapies for patients who are statin intolerant, or for whom a statin is contraindicated. The FDA approved Amgen Inc.’s (Amgen) BLA for its anti-PCSK9 antibody, evolocumab, in August 2015, as an adjunct to diet and maximally tolerated statin therapy for the treatment of adults with HeFH or clinical atherosclerotic cardiovascular disease, who require additional lowering of LDL-C; and as an adjunct to diet and other LDL-lowering therapies for the treatment of patients with HoFH, who require additional lowering of LDL-C. In July 2015, the EC Commission approved the marketing authorization of evolocumab for the same indication as alirocumab, and for the treatment for certain patients with high cholesterol, including patients aged 12 years and over with HoFH in combination with other lipid-lowering therapies. In January 2016, the MHLW approved evolocumab for the treatment of patients with FH or hypercholesterolemia who have high risk of cardiovascular events and do not adequately respond to statins, and in July 2016 the MHLW approved alirocumab for the same indication. Health Canada and Brazil’s National Health Surveillance Agency (ANVISA) have approved evolocumab for the treatment of patients with HoFH. Other companies, including Roche Holding AG and Alnylam Pharmaceuticals, Inc., in collaboration with The Medicines Company, are also developing PCSK9 inhibitor products.
The introduction of PCSK9 inhibitors in the U.S. has negatively impacted sales of JUXTAPID and we expect this negative trend to continue. This impact results from several factors, including: healthcare professionals switching some existing JUXTAPID patients to a PCSK9 inhibitor product; healthcare professionals trying most new adult HoFH patients on a PCSK9 inhibitor product before trying JUXTAPID; the provision of free PCSK9 drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which such companies may have ceased, but which historically has had a negative impact on the rate at which new patients start treatment on JUXTAPID and has caused more patients than we expected to discontinue JUXTAPID and switch their treatment to PCSK9 inhibitor products; and actions by insurance companies, managed care organizations and other private payers in the U.S. that have required, or may require in the future, HoFH patients to demonstrate an inability to achieve an adequate LDL-C response on PCSK9 inhibitor products before access to JUXTAPID is approved, or may impose other hurdles to access or other significant restrictions or limitations on reimbursement, or may require switching of JUXTAPID patients to PCSK9 inhibitor products. Many U.S. insurance companies, managed care organizations and other private payers now require that HoFH patients fail to achieve an adequate response in LDL-C reduction on PCSK9 inhibitor products before providing reimbursement for JUXTAPID. For patients currently taking JUXTAPID, we believe that all U.S. payers require prior authorization, which may influence a switch of the current JUXTAPID patients to the less expensive PCSK9 inhibitor product. We believe that many of the PCSK9 inhibitor switches from current JUXTAPID patients have been at the direction of the prescribing physician. Ultimately, the physician may decide to switch the adult HoFH patient back to JUXTAPID, if the patient does not reach a goal of

LDL-C response while being treated with a PCSK9 inhibitor product. It is unknown how many adult HoFH patients, if any, may be switched back to JUXTAPID or the period of time in which this would take place. We expect physicians will continue to consider use of JUXTAPID for those adult HoFH patients who do not adequately respond to PCSK9 inhibitor products. Additionally, we expect that the availability of PCSK9 inhibitor products in commercial markets outside of the U.S. will have similarly negative effects on sales, including named patient sales, of lomitapide outside the U.S., particularly in Brazil, Canada and Japan, where PCSK9 inhibitor products have been approved by the regulatory authorities. If the continued negative impact of PCSK9 inhibitors is greater than we expect, it may make it more difficult for us to generate revenues and achieve profitability. Also, although there are no other microsomal triglyceride transfer protein (MTP) inhibitor (MTP-I) compounds currently approved by the FDA for the treatment of hyperlipidemia in humans, there may be other MTP-I compounds in development.
In addition, in the EU, patients with HoFH who are unable to reach their recommended target LDL-C levels on conventionally used drug therapies are commonly treated using LDL apheresis, in which cholesterol is removed from the body through mechanical filtration. Although levels of LDL-C are reduced acutely using apheresis, there is a rapid rebound. Because apheresis provides only temporary reductions in LDL-C levels, it must be repeated frequently, typically one or two times per month. The widespread use and availability of apheresis as a treatment for HoFH in the EU, combined with the lower cost of apheresis as compared to LOJUXTA (lomitapide) hard capsules (LOJUXTA), made it more difficult for us to obtain commercially acceptable pricing and reimbursement approvals for LOJUXTA in the key markets of the EU. As a result of this, and in an effort to reduce costs associated with EMA post-marketing requirements, Aegerion elected to cease commercialization in the EU, and in December 2016, entered into a license agreement with Amryt Pharma plc (Amryt) under which Amryt was granted an exclusive right to develop and commercialize LOJUXTA in the European Economic Area, Switzerland, Turkey, and certain Middle Eastern and North African countries, including Israel.
MYALEPT is the first and only product approved in the U.S. for the treatment of complications of leptin deficiency in patients with GL. There are, however, a number of therapies approved to treat these complications independently that are not specific to GL. Certain clinical complications of GL, including diabetes and hypertriglyceridemia, may be treated with insulin and/or oral medications, such as metformin, insulin secretagogues, fibrates, or statins. Patients with GL often have an inadequate response to these therapies.
We may also face future competition from companies selling generic alternatives of our products in countries where we do not have patent coverage, orphan drug status or another form of data or marketing exclusivity or where patent coverage or data or marketing exclusivity has expired, is not enforced, or may, in the future, be challenged.
Many of our current and potential competitors have substantially greater financial, technical and human resources than we do, and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of products and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining marketing approvals for drugs and achieving and maintaining widespread market acceptance.
Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize, and may render lomitapide, metreleptin, zuretinol or any other product or product candidate that we acquire, license or develop obsolete or non-competitive before we can recover the expenses of developing and commercializing the product. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available. Finally, the development of new treatment methods for the diseases we are targeting could render lomitapide, metreleptin, zuretinol or any other product or product candidate that we acquire, license or develop non-competitive or obsolete.

As a result of the side effects observed in the clinical and preclinical studies for each of lomitapide and metreleptin, the prescribing information for each of lomitapide and metreleptin contains or is expected to contain significant limitations on use and other important warnings and precautions, including boxed warnings in the U.S. labeling. Our products may continue to cause such side effects or have other properties that could impact market acceptance and dropout rates, result in adverse limitations in any approved labeling or other adverse regulatory consequences, including delaying or preventing additional marketing approval in territories outside the U.S., EU and other countries where lomitapide is approved, or in the case of metreleptin, marketing approval outside the U.S.
The MYALEPT label in the U.S. has a boxed warning, citing the risk of anti-metreleptin antibodies with neutralizing activity and risk of lymphoma. The prescribing information for lomitapide in the U.S. and the EU and in the other countries in which lomitapide is approved contains significant limitations on use and other important warnings and precautions, including a boxed warning in the JUXTAPID labeling, and warnings in the LOJUXTA prescribing information citing concerns over liver toxicity associated with use of lomitapide.
The most common adverse reactions in a Phase 3 study of lomitapide were gastrointestinal, reported by 27 (93%) of 29 patients. Adverse reactions, reported by greater than or equal to 8 patients (28%) in the HoFH clinical trial, included diarrhea, nausea, vomiting, dyspepsia and abdominal pain. Other common adverse reactions, reported by five to seven (17-24%) patients, included weight loss, abdominal discomfort, abdominal distension, constipation, flatulence, increased ALT, chest pain, influenza, nasopharyngitis, and fatigue. Elevations in liver enzymes and hepatic (liver) fat were also observed. Ten of the 29 patients in the study had at least one elevation in liver enzymes greater than or equal to three times the upper limit of normal (ULN), including four patients who experienced liver enzymes greater than or equal to five times the ULN. During the clinical trial, liver enzyme elevations were managed through dose reduction or temporary discontinuation of dose. There were no clinically meaningful elevations of total bilirubin, international normalized ratio (INR) or alkaline phosphatase, which are other markers of potential harmful effects on the liver. Hepatic fat increased from a baseline of 1% to a median absolute increase of 6% at 26 and 78 weeks.
In a Phase 3 study of metreleptin, the most common adverse drug reactions occurring in GL patients were weight decrease (reported by fifteen patients; 22.7%) and hypoglycemia (reported by eight patients; 12.1%), followed by decreased appetite, fatigue and neutralizing antibodies (each reported by four patients; 6.1%). The most common adverse drug reactions (ADRs) occurring in PL subgroup patients were hypoglycemia and fatigue (each reported by three patients; 9.7%), followed by alopecia (reported by two patients; 6.5%). Over the 14-year study duration, treatment-emergent deaths were reported in 4 (4%) of the 107 patients; treatment-emergent adverse events (TEAEs) leading to death were consistent with the underlying morbidity of lipodystrophy (LD) and included renal failure, cardiac arrest (with pancreatitis and septic shock), progressive end-stage liver disease (chronic hepatic failure), and hypoxic-ischemic encephalopathy. None of the deaths were assessed as drug-related.
The safety and efficacy of metreleptin for the treatment of metabolic disorders associated with LD syndromes in pediatric and adult patients were evaluated in a long-term, open-label, single-arm study conducted at the National Institutes of Health (the NIH). The objective of the NIH trial was to evaluate the efficacy of metreleptin for improving metabolic disorders associated with acquired or inherited lipodystrophy. This investigator-sponsored study was initiated in August 2000. Two cases of peripheral T-cell lymphoma and one case of a localized anaplastic lymphoma kinase (ALK)-positive anaplastic large cell lymphoma (a type of T-cell lymphoma) were reported, all in patients with acquired GL. Lymphoma is known to be associated with autoimmune disease. As the boxed warning for MYALEPT states, T-cell lymphoma has been reported in patients with acquired GL, both treated and not treated with MYALEPT. There was evidence of pre-existing lymphoma and/or bone marrow/hematologic abnormalities in the two patients with peripheral T-cell lymphoma before metreleptin therapy, and the third case of anaplastic large cell lymphoma occurred in the context of a specific chromosomal translocation.
As part of our post-marketing commitment to the FDA and Health Canada for lomitapide, we have initiated an observational cohort study to generate more data on the long-term safety profile of lomitapide, the patterns of use and compliance and the long-term effectiveness of controlling LDL-C levels. As part of the post-marketing commitments to the FDA for metreleptin, we plan to initiate a long-term, prospective, observational study (product exposure registry) in patients to evaluate serious risks related to the use of the product. We have completed the first, and have begun the second, of three sequential programs to expand the understanding of the immunogenicity of metreleptin, and we have initiated certain studies related to the manufacturing of metreleptin. A failure to meet post-marketing commitments to the FDA or other regulatory authorities could impact our ability to continue to market lomitapide or metreleptin, respectively, in countries where we are unable to meet such commitments.
In addition, as part of our observational cohort studies or in the conduct of additional clinical studies or in post-marketing surveillance of our products, we or others may identify additional safety information on known side effects or new undesirable side effects caused by our products, or the data may raise other issues with respect to our products, and, in that event, a number of potentially significant negative consequences could result, including:

•	we may experience a negative impact on market acceptance and dropout rates;

•	regulatory authorities may suspend, withdraw or alter their approval of the relevant product;

•
regulatory authorities may require the addition of labeling statements, such as warnings or contraindications or distribution and use restrictions, such as, for example, the modifications to the JUXTAPID label to include language instructing patients to cease therapy upon the occurrence of severe diarrhea;

•	regulatory authorities may require us to issue specific communications to healthcare professionals, such as “Dear Doctor” letters;

•	regulatory authorities may issue negative publicity regarding the relevant product, including safety communications;

•	we may be required to change the way the relevant product is administered, conduct additional preclinical studies or clinical trials or restrict the distribution or use of the relevant product;

•	we could be sued and held liable for harm caused to patients;

•	the regulatory authorities may require us to amend the relevant REMS or risk management plan; and

•	our reputation may suffer.

As part of the development of the commercial manufacturing process of lomitapide, we tightened specifications for lomitapide drug substance such that the commercial drug substance differs from the material used in our Phase 3 trial in certain physical parameters and specifications that we assessed not to be clinically meaningful. Exposure measurements collected in the Japanese pharmacokinetic and pharmacodynamic (PK/PD) study using material meeting current commercial specifications, however, do not align with certain earlier data generated under different circumstances using pre-commercial materials. Importantly, there was no evidence of a relationship between increases in dose or exposure and elevations in ALT or AST levels in the PK/PD study. While we do not expect the differences between our commercial material and our clinical material to have adverse efficacy or safety consequences, there is a risk that we may see unexpected differences in the type or severity of side effects with the commercial product from those observed in our Phase 3 trial. There is also the risk that regulatory authorities may not agree with our assessment of the differences between the materials or the potential impact of such differences or may require changes in the prescribing information.
Any known safety concerns for our products and product candidate or any unknown safety issues that may develop could prevent us from achieving or maintaining market acceptance of the respective product or product candidate, could affect our ability to obtain or retain marketing approval of the respective product or product candidate in one or more countries, or result in onerous restrictions on such approval, or could affect our ability to achieve our financial goals.
If we are unable to establish and maintain effective sales, marketing and distribution capabilities, or to enter into agreements with third parties to do so, we will be unable to successfully commercialize our products or product candidates.
We are selling JUXTAPID and MYALEPT in the U.S., in part, by using a third-party sales force, and are also selling JUXTAPID in Japan using a third-party sales force. We are marketing and selling, or plan to market and sell, lomitapide directly, using our own marketing and sales resources, in certain key countries outside the U.S. in which lomitapide is, or may be, approved, or where we can make lomitapide available on a named patient sales basis, in either case where it makes business sense to do so. We also plan to market and sell metreleptin directly in key countries outside of the U.S., if approved in such countries. We use, and plan to use, third parties to provide warehousing, shipping, third-party logistics, invoicing, collections and other distribution services on our behalf in the U.S. and in other countries throughout the world. For example, we currently have a contract with a single specialty pharmacy distributor in the U.S. for the distribution of lomitapide, a single specialty pharmacy distributor in the U.S. for the distribution of metreleptin, a single distributor in Brazil, and single distributors, importers and/or specialty pharmacies in certain other countries. We have entered into, or may selectively seek to establish, distribution and similar forms of arrangements to reach patients in certain geographies that we do not believe we can cost-effectively address with our own sales and marketing capabilities. If we are unable to establish and maintain the capabilities to sell, market and distribute our products, either through our own capabilities or through arrangements with third parties, and to effectively manage those third parties when we choose to use them, or if we are unable to enter into distribution agreements in those countries that we do not believe we can cost-effectively address with our own sales and marketing capabilities, we may not be able to successfully sell our products. We cannot guarantee that we will be able to establish and maintain our own capabilities or to enter into and maintain favorable distribution agreements with third-parties on acceptable terms, if at all.
To the extent that we enter into arrangements with third parties to perform sales, marketing or distribution services, our product revenues or the profitability of these product revenues to us are likely to be lower than if we were to commercialize our products ourselves. We likely will have limited control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively, and may also, despite our compliance diligence reviews, audits and training, engage in non-compliant activities that, directly or indirectly, impact the use or sales of our products or damage our relationships with relevant stakeholders. Any performance failure, inability or refusal to perform on the part of our specialty pharmacy distributors in the U.S., our third-party sales forces in the U.S. or Japan, our distributor in Brazil, or our third-party service providers in certain other countries, or any failure to renew existing agreements or enter into new agreements when these relationships expire, could, for a period of time, impair our marketing, sales or named patient supply of our products. Furthermore, even following Aegerion’s 2016 reductions in force, which were intended in part to reduce expenses associated with our sales force, our expenses associated with building up and maintaining the sales force and distribution capabilities around the world may be substantial compared to the revenues we may be able to generate on sales of our products. If we are unable to establish and effectively maintain adequate sales, marketing and distribution capabilities, whether independently or with third parties, particularly as we continue to assess our cost structure in light of declining revenues of JUXTAPID in the U.S., we may not be able to generate product revenue consistent with our expectations and may not become profitable or maintain cash flow positive operations.
Our success is dependent upon obtaining regulatory approval for our products and product candidates. The regulatory approval process is costly and lengthy, and we may not receive the regulatory approvals we seek for commercialization and reimbursement of our products and product candidates.
We are currently permitted to market lomitapide in only a small number of countries on a commercial basis, and to market metreleptin in the U.S. Shionogi & Co., Ltd. (Shionogi) holds a marketing authorization for metreleptin in Japan under a distribution agreement assigned to us as part of the our acquisition of the metreleptin assets. There is no assurance that we will be able to obtain marketing authorizations for either product in additional countries, or any marketing authorization for zuretinol. To obtain marketing approvals, we must establish, and comply with, numerous and varying regulatory requirements regarding safety and efficacy and governing, among other things, clinical trials, pricing, promotion and distribution of the respective product. Approval procedures vary among countries, and can involve additional product testing and additional administrative review periods. Marketing approval in one country does not ensure such approval in another.
Regulatory authorities in countries where we seek approval for our products may not be satisfied with the design, size, endpoints or efficacy and safety results of the pivotal trial of the product, or the risk/benefit profile of the product, and may reject our applications for approval. For example, we filed to register JUXTAPID as a marketed product in Brazil, and, in May 2014, appealed a rejection of the registration by ANVISA. We subsequently withdrew our appeal, and while we intend to resubmit our marketing application with additional data and information, we are currently assessing the timing of this submission. Even if we do resubmit our application, as we intend to do, we may not be successful in receiving regulatory approval to market JUXTAPID in Brazil. It is also possible that regulatory authorities in countries where we are seeking, or may in the future seek, approval may disagree with our assessment that certain changes made to lomitapide’s physical parameters and specifications as compared to the material used in the pivotal trial are not clinically meaningful. If regulatory authorities require additional studies or trials for either of our products or changes to specifications, we would incur increased costs and delays in the marketing approval process and may not be able to obtain approval.
In addition, regulatory authorities in countries outside the U.S. and EU are increasingly requiring risk management plans and post-marketing commitments, which may be more onerous than those required in the U.S. and EU. In certain countries, if the post-marketing commitment is a post-marketing study that would qualify as an interventional or similar form of study, we may be required to provide free product to participants in the study in such country even if our products are reimbursed there. The time required to obtain approval in other countries may differ from that required to obtain FDA approval or marketing authorization in the EU. In several countries outside the U.S. in which we are commercializing lomitapide, and in which we intend to commercialize metreleptin, if approved by the relevant regulatory authority, a product must also receive pricing and reimbursement approval before it can be commercialized broadly. This can result in substantial delays in commercializing products in such countries, and the price that is ultimately approved may be lower than the price for which we expect to offer, or would be willing to offer, lomitapide or metreleptin, in such countries, and may impact pricing in other countries. Pricing and reimbursement approval in one country does not ensure such approvals in another. Failure to obtain the approvals necessary to commercialize lomitapide or metreleptin in other countries at reimbursement levels that are acceptable to us or any delay or setback in obtaining such approvals would impair our ability to develop foreign markets for lomitapide and metreleptin. For example, because commercially acceptable pricing and reimbursement approvals for LOJUXTA were not obtained in several of the key markets of the EU, and in an effort to reduce costs associated with EMA post-marketing requirements, Aegerion elected to cease commercialization of LOJUXTA in the EU and, in December 2016, entered into a license agreement with Amryt under which Amryt was granted an exclusive license to develop and commercialize LOJUXTA in the EEA, Switzerland, Turkey, and certain Middle Eastern and North African countries, including Israel.
We rely on named patient sales in certain territories, but there is no assurance that named patient sales of lomitapide will continue at current levels, or at all, or that significant levels of named patient sales of metreleptin will be achieved in any country, or at all.
In Brazil and in a limited number of other countries where permitted based on U.S. or EU approval, lomitapide and metreleptin are available on a named patient sales or equivalent basis. There is no assurance that named patient sales will continue to be authorized in any particular country. If violations of any laws or governmental regulations are found to have occurred, significant civil lawsuits may be filed by the Public Prosecution office, and administrative penalties imposed by Brazilian regulatory authorities and additional damages and fines.  Under certain circumstances, we could be barred from further sales to federal and/or state governments in Brazil, including sales of JUXTAPID and/or MYALEPT, due to penalties imposed by Brazilian regulatory authorities or through civil actions initiated by federal or state public prosecutors. We believe significant media coverage in Brazil in 2016 may increase the likelihood that such authorities will initiate inquiries and/or litigation. In addition, we believe the investigations in Brazil have contributed to a slower turn-around between price quotation and orders, including re-orders, from the federal government, and, in some cases, delays in orders and re-orders from the government of the State of São Paulo after a patient has obtained access to JUXTAPID through the judicial process. These delays may continue, and we may experience other delays or suspension of the ordering process. Similarly, there has been, and may continue to be, some reluctance by physicians to prescribe JUXTAPID, and some patients to take or stay on JUXTAPID, while the investigations are ongoing, particularly given that some of the investigators in Brazil made formal inquiries of certain prescribers of JUXTAPID in 2016 and there has been significant local media coverage of such inquiries and our activities in Brazil. For example, in the second quarter of 2015 and in the second quarter of 2016, we observed a significant increase in patients discontinuing therapy in Brazil, and we believe that the increases during those times were due in part to the investigations. In addition, a proceeding is currently pending with the Brazil Supreme Federal Court to decide whether the government has an obligation to continue to provide, on a named patient sales basis, drugs that have not received regulatory and/or pricing and reimbursement approval in Brazil, like JUXTAPID and MYALEPT. We intend to file for marketing approval in Brazil for both JUXTAPID and MYALEPT, and are currently assessing the timing of these submissions. The result of the trial and other issues could negatively affect product revenues from named patient sales of JUXTAPID and MYALEPT in Brazil.
We do not yet know the full extent of the impact that the approval of PCSK9 inhibitor products in the U.S., or the approval of evolocumab in Brazil in April 2016, will have on the named patient sales of lomitapide in Brazil or any other country. We also do not know whether we will be permitted to sell metreleptin on a named patient basis in any countries besides Brazil, Argentina, Colombia, and the few other countries where we are currently permitted to do so. In certain countries, we may decide not to pursue named patient sales even if permitted to do so. Even if named patient sales or their equivalent sales are permitted in a certain country, and we elect to make lomitapide or metreleptin available on such basis in such country, there is no guarantee that physicians in such country will prescribe the product, and that patients will be willing to start therapy, or that the country will agree to pay for the product at all or at a level that is acceptable to us or, after access is granted, will continue to pay for the product at the levels initially approved, without delay or imposing other hurdles on payment, or at all, particularly in Brazil, in light of the recent approval of a PCSK9 inhibitor by the local Brazilian regulatory authority, ongoing state and federal government investigations, a decision by the Brazilian pharmaceutical industry association that we violated its Code of Conduct, and recent coverage by Brazilian media. There is no guarantee that we will generate sales or substantial revenue from such sales.
If named patient sales do not meet our expectations in key named patient sales markets, particularly Brazil, we may not be able to meet our expectations with respect to sales of lomitapide and metreleptin or revenues from such sales, maintain cash flow positive operations, or meet our expectations with respect to profitability in the time periods we anticipate or at all. There are also countries where we choose to make lomitapide and metreleptin available under an expanded access program at no cost prior to approval in such country. This program may result in significant expenses, and could impact our financial results.
We depend on single third-party manufacturers to produce our drug substance and drug product for each of our products and our product candidate. This may increase the risk that we will not have sufficient quantities of our products or product candidate, or will not be able to obtain such quantities at an acceptable cost, which could negatively impact commercialization of our products or delay, prevent or impair our clinical development programs.
We currently have no manufacturing facilities and limited personnel with manufacturing experience. We rely on contract manufacturers to produce drug substance and drug product for commercial supplies and for our clinical trials.
We have long-term supply agreements with our lomitapide drug product and drug substance manufacturers, as well as supply agreements with our metreleptin drug substance and drug product manufacturers. We do not have agreements in place for redundant supply or a second source for drug substance or drug product for either of our products or our product candidate, zuretinol. Any termination or non-renewal of our agreements with our contract manufacturers could impact availability of lomitapide or metreleptin for commercial sale in any country where such product is approved for commercial sale or sold on a named patient basis, or may delay further clinical development or marketing approval of such product in additional countries. If for any reason our contract manufacturers cannot or will not perform as agreed, we may be required to replace such manufacturer. If we are unable to maintain arrangements for third-party manufacturing, or are unable to do so on commercially reasonable terms, or are unable to obtain timely regulatory approvals in connection with our contract manufacturers, we may not be able to successfully commercialize our products or complete development of our products or product candidate. We may incur significant added costs and substantial delays in identifying and qualifying any replacement manufacturers, and in obtaining regulatory approval to use such replacement manufacturer in the manufacture of our products. Any such delays could result in significant delay in the supply of a product candidate for an ongoing trial due to the need to replace a third-party manufacturer could delay completion of the trial. If for any reason we are unable to obtain adequate supplies of lomitapide, metreleptin, zuretinol or any other product candidate that we develop or acquire, or the drug substances used to manufacture them, it will be more difficult for us to compete effectively, generate revenue, meet our expectations for financial performance and further develop our products or product candidate. In addition, if we are unable to assure a sufficient quantity of the drug for patients with rare diseases or conditions, we may lose any orphan drug exclusivity to which the product otherwise would be entitled.
We rely on our contract manufacturers to utilize processes that consistently produce drug substance and drug product to their required specifications, including those imposed by the FDA, the EMA and other regulatory authorities, as applicable. There can be no assurance that our contractors will consistently be able to produce commercial supplies of drug substance or drug product meeting the approved specifications. A number of factors could cause production interruptions at the facilities of our contract manufacturers, including equipment malfunctions, facility contamination, labor problems, raw material shortages or contamination, natural disasters, disruption in utility services, terrorist activities, human error or disruptions in the operations of our suppliers.

We have experienced failures by our third-party manufacturers to produce product that meets our specifications in the past, and any future failure by our third-party manufacturers to produce product that meets specifications could lead to a shortage of lomitapide or metreleptin.
The manufacture of biologic pharmaceuticals, such as metreleptin, is more difficult and more risky than the manufacture of small molecule pharmaceuticals, such as lomitapide or zuretinol. The process of manufacturing biologics is highly susceptible to product loss due to contamination, oxidation, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in metreleptin or the facilities of our contract manufacturer, we may need to cease manufacturing for an extended period of time to investigate and remediate the contaminant. A contamination, recall, raw material shortage, or other supply disruption could adversely impact or disrupt commercial manufacturing of metreleptin or could result in a withdrawal of metreleptin from the market. This, in turn, could adversely affect our ability to satisfy demand for metreleptin, which could materially and adversely affect our operating results and expectations for financial performance.
The FDA, the EMA and other regulatory authorities require that product candidates and drug products be manufactured according to current Good Manufacturing Practice (cGMP). Any failure by our third-party manufacturers to comply with cGMP could lead to a shortage of our products. In addition, such failure could be the basis for action by the FDA, the EMA or regulatory authorities in other territories or countries to withdraw approvals previously granted to us and for other regulatory action, including seizure, injunction or other civil or criminal penalties. For example, in February 2017, the contract manufacturer for metreleptin drug product received a Warning Letter from the FDA citing significant violations of cGMP regulations at the manufacturing facility where metreleptin drug product is manufactured. The Warning Letter does not restrict production or shipment of metreleptin drug product from the facility, and the manufacturer has informed us that it expects to complete the last of its commitments to the FDA by the end of 2017. The failure by the metreleptin drug product manufacturer to respond adequately to the Warning Letter, or the failure of any of our third-party manufacturers to address any concerns raised by the FDA, could lead to plant shutdown or the delay or withholding of product approval by the FDA in additional indications, or by foreign regulators in any indication, including, with respect to metreleptin, the marketing authorization application (MAA) in the EMA for GL and the PL subset. Certain countries may impose additional requirements on the manufacturing of drug products or drug substance, and on our third-party manufacturers, as part of the regulatory approval process for our products in such countries. The failure by us or our third-party manufacturers to satisfy such requirements could impact our ability to obtain or maintain approval of our products in such countries.
We may face resistance from certain private, government and other third-party payers and from healthcare professionals and patients given the prices we charge for metreleptin and lomitapide. We may not be able to achieve our revenue goals or achieve profitability or maintain cash-flow positive operations from the metreleptin or lomitapide businesses in the time periods we expect, or at all, if reimbursement for these products is limited or delayed.
Market acceptance and sales of metreleptin and lomitapide will continue to depend on insurance coverage and reimbursement policies, and may be affected by healthcare reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. A primary trend in the U.S. healthcare industry and elsewhere is cost containment and predictability. Government authorities and these third-party payers have attempted to control costs by limiting coverage and limiting the amount of reimbursement for particular medications. If we fail to successfully secure and maintain reimbursement coverage for our products at levels that are acceptable to us or are significantly delayed in doing so or if onerous conditions are imposed or announced by private payers, government authorities or other third-party payers on such reimbursement, we will have difficulty achieving or maintaining market acceptance of our products and our business and ability to achieve our financial expectations will be harmed.
Given that GL and HoFH are rare diseases with extremely small patient populations, we have set prices for MYALEPT and JUXTAPID in the U.S. that are significantly higher than that of most pharmaceuticals, in order to generate enough revenue to fund our operating costs and potentially enable us to become profitable. We also expect to increase the price of metreleptin and lomitapide from time to time in the future. We believe our pricing for our products in the U.S. is consistent with the level of pricing for other ultra-orphan drugs that treat diseases with comparable prevalence rates. The majority of payers in the U.S. are providing coverage for our products and, with respect to JUXTAPID, most payers in the U.S. have not required genotyping to determine a diagnosis of HoFH for reimbursement purposes. Many payers in the U.S. have, however, imposed requirements, conditions or limitations as conditions to coverage and reimbursement for JUXTAPID as a result of commercial availability of PCSK9 inhibitor products, which often includes a requirement that HoFH patients have not achieved an adequate LDL-C response on PCSK9 inhibitor products before access to lomitapide is approved. For patients currently taking JUXTAPID, several U.S. pharmacy benefit managers (PBMs) are using a prior authorization requiring current JUXTAPID patients to “step through” the less expensive PCSK9 inhibitor product, and additional PBMs and payers may follow this practice. We have been engaging with pharmacy benefit managers (PBMs) to discuss and negotiate potential agreements to limit these so-called “step edits”, which may require us to provide discounts and other price protections and would impact our net revenues from JUXTAPID.
During the payer review process for MYALEPT in the U.S., some U.S. payers are requiring additional patient information, such as a leptin level test, which may delay or otherwise impact reimbursement. The cost of JUXTAPID and MYALEPT in the U.S. may result in cost-sharing amounts for some patients that are prohibitive, and prevent these patients from being able to commence therapy on JUXTAPID or MYALEPT, respectively. We provide support to eligible commercial patients for certain drug co-pays and co-insurance obligations for JUXTAPID and MYALEPT treatment. From time to time, we make donations to support independent 501(c)(3) patient organizations in the U.S. that assist eligible HoFH and GL patients, as determined solely by the organization, with certain co-payments or co-insurance requirements for their drug therapies, which may include lomitapide or metreleptin. We do not have control or input into the decisions of these organizations. Our support of any 501(c)(3) organization and our own co-pay assistance programs could result in significant costs to us.
In certain countries outside the U.S. where lomitapide is or may be approved, or where metreleptin may be approved, we are seeking or expect to seek a price that is significantly higher than that of most pharmaceuticals, and which reflects the rare nature of the diseases our products treat. There is no assurance that government agencies in such countries that are responsible for reimbursement of healthcare costs or other third-party payers in such countries will agree to provide coverage for our products at the prices we expect to propose, or at all. In many countries outside the U.S., the proposed pricing for a drug must be approved by governmental authorities before it may be lawfully sold. The requirements governing drug pricing vary widely from country to country. For example, in March 2015, as part of negotiating a price agreement for lomitapide in Italy with the Italian Medicines Agency (AIFA), we, among other things, agreed to an annual payment cap for the first twelve months after the final publication of the agreement. In July 2016, because pharmaceutical expenses in Italy in 2015 exceeded AIFA’s planned budget, AIFA requested that pharmaceutical companies, including Aegerion, refund part of their 2015 revenues in Italy to manage this over-expenditure. As a result, LOJUXTA 2015 revenues in Italy were subject to a 20% rebate, which was paid in the third quarter of 2016. We expect AIFA will request a similar refund in connection with 2016 revenues in Italy, and that other countries will seek, and in certain cases, have sought and received, price and patient number and other price restrictions for our products and product candidates, if approved, or in some cases, if sold on a named patient basis. In some countries outside the U.S., we have faced, and will continue to face significant delays or impediments to obtaining reimbursement due to lengthy pricing negotiations with governmental authorities or the decisions of pricing authorities or authorities that indirectly impact pricing or reimbursement. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product candidate to other available therapies, which may not be possible for us to do.
Outside the U.S., the macroeconomic climate, or local regulations or practices, may adversely affect our ability to set and charge a sufficiently high price to generate adequate revenue in those markets. The price of lomitapide, or metreleptin if approved, in one country may adversely affect the price in other countries. We may elect not to launch our products in any country where it does not make commercial sense to do so given the approved price or other conditions. In addition, while we do not expect to obtain approval of our products outside of rare disease indications, in the future if we were to obtain such approval for new indications with a higher prevalence rate than our existing indications, it may be more difficult for us to obtain or maintain our current price levels and targets for lomitapide and metreleptin. For example, due to the broader indication for MYALEPT in Japan, MYALEPT is sold by Shionogi in Japan at a price significantly lower than the U.S. price. Even if we are successful in obtaining pricing and reimbursement approval for lomitapide in a country, such countries may impose onerous conditions on reimbursement, which may include genotyping or the use of other therapies, such as apheresis, prior to the use of lomitapide.
In addition, outside the U.S., products that have orphan designation may be exempted or waived from having to provide certain clinical, cost-effectiveness and other economic data in connection with their filings for pricing/reimbursement approval or filings for therapeutic reviews which impact pricing and reimbursement approvals or negotiations. We may not be able to provide all of the data required to obtain pricing/reimbursement approvals in certain countries outside the U.S. where we seek to commercialize our products, if approved, or we may not satisfactorily meet the technical or substantive requirements of such submissions or receive ratings from pricing or other regulatory authorities commensurate with our expectations or that would support the price levels we want for our products, which could result in delays of pricing/reimbursement approvals for our products, our products not obtaining pricing/reimbursement approval at all, or our products obtaining approvals at less than acceptable levels or with significant restrictions on use or reimbursement. We may also face pricing and reimbursement pressure in the U.S. and other countries as a result of prices charged for competitive products or therapies.
We are making lomitapide and metreleptin available, or plan to do so, in countries that allow use of a drug, on a named patient basis or under a compassionate use or other type of so-called expanded access program, before marketing approval has been obtained in such countries. We obtain reimbursement for lomitapide and metreleptin for authorized pre-approval uses in some of these countries to the extent permitted by applicable law and local regulatory authorities. In other countries or under certain circumstances, we are providing our products free of charge for permitted pre-approval uses. We do not yet know the impact that the availability in the U.S. and Brazil of PCSK9 inhibitor products will have on our named patient sales in Brazil and in other countries where we currently sell lomitapide on a named patient sales basis. There is no assurance that we will be able to obtain reimbursement at all or at acceptable levels or to maintain reimbursement for our products in any country under an expanded access program. In certain countries where we seek reimbursement for the product during the pre-approval phase, we are able to establish the price for the product, while in other countries we need to negotiate the price. Such negotiations may not result in a price acceptable to us, in which case we may elect not to distribute our products in such country prior to approval or we may curtail distribution. In addition, in certain countries, such as Brazil, the price we are able to charge for named patient sales prior to approval may be higher than the price that is approved by governmental authorities after approval.

The amount of reimbursement for JUXTAPID and MYALEPT and the manner in which government and private payers in the U.S. may reimburse for our potential future products are uncertain.
The impact of evolving reimbursement mechanics on the willingness of providers to furnish JUXTAPID or MYALEPT or other products we may market and the prices we can command for these products is difficult to predict. Legislative changes to the Public Health Service Section 340B drug pricing program (the 340B Program), the Medicaid Drug Rebate Program, and the Medicare Part D prescription drug benefit also could impact our revenues. If reimbursement is not available or available only to limited levels or if the mix of patients for our products is more heavily weighted to patients reimbursed under government programs, we may not be able to generate sufficient revenue to meet our operating costs or to achieve our revenue and profitability goals and to achieve and maintain positive cash flow in the timeframe that we expect, or at all. Price reductions and other discounts we offer or may offer for our products, and significant price increases, such as the price increase for MYALEPT in February 2015, typically result in increasing the rebates we are required to pay under the Medicaid Drug Rebate Program or state Medicaid supplemental rebate programs and the discounts we are required to offer under the 340B Program. For example, we currently pay a significant rebate for MYALEPT that could offset the majority of revenues from Medicaid patients and will have a continued significant impact in future quarters. The degree of such impact on our overall financial performance will depend on the percentage of MYALEPT patients that have Medicaid as their primary insurance coverage and the quantity of units ordered per patient. In addition, a considerable number of JUXTAPID patients in the U.S. are Medicare Part D patients and a significant percentage of such patients may not be able to afford their out-of-pocket co-payments for JUXTAPID and MYALEPT, which could result in such patients converting to free drug or ceasing treatment with our products, given that the only source of financial support for such patients is through independent 501(c)(3) patient organizations that may not provide adequate financial assistance, due to reductions in contributions to such patient organizations. This could have a material adverse effect on our revenues or financial condition.
In addition, in the U.S., the cost of pharmaceuticals continues to generate substantial governmental and third-party payer interest. We expect that the pharmaceutical industry will experience pricing pressures due to the increasing influence of managed care (and related implementation of managed care strategies to control utilization), additional federal and state legislative and regulatory proposals to regulate pricing of drugs, limit coverage of drugs or reduce reimbursement for drugs, public scrutiny, and the current Presidential administration’s agenda to control the price of pharmaceuticals through government negotiations of drug prices in Medicare Part D and importation of cheaper products from abroad. While we cannot predict what executive, legislative and regulatory proposals will be adopted or other actions will occur, such events could have a material adverse effect on our business, financial condition and profitability.
The FDA, the EU Member States and other regulatory agencies outside the U.S. and the EU enforce laws and regulations prohibiting the promotion of off-label uses. Aegerion is currently the subject of a DOJ investigation regarding its marketing and selling of JUXTAPID in the U.S.  Enforcement actions by these agencies can result in significant liability.
The FDA, the competent authorities of the EU Member States and other regulatory agencies outside the U.S. and the EU strictly regulate the promotional claims that may be made about prescription drug products. In particular, a drug product may not be promoted in a jurisdiction prior to approval or for uses that are not approved by the FDA, the EC, the competent authorities of the EU Member States or such other regulatory agencies, as applicable, as reflected in the product’s approved prescribing information or summary of product characteristics. In the U.S., promotion of products for unapproved (or off-label) uses may result in enforcement letters, inquiries and investigations, and civil and criminal sanctions by the FDA. Promotion of products for off-label uses in the U.S. can also result in false claims litigation under federal and state statutes, which can lead to consent decrees, civil money penalties, restitution, criminal fines and imprisonment, and exclusion from participation in Medicare, Medicaid and other federal and state healthcare programs. As noted above, Aegerion has been the subject of certain investigations by the DOJ and the SEC, for which it reached preliminary agreements in principle in 2016. The preliminary agreements in principle reached with the DOJ contemplates that Aegerion will enter into a corporate integrity agreement, FDA consent decree and deferred prosecution agreement, each of which will be costly to negotiate and may require Aegerion to expend significant costs and resources to implement and maintain compliance.  In addition, Aegerion may see new governmental investigations of or actions against it citing additional theories of recovery. Aegerion may also be subject to regulatory and/or enforcement action by federal agencies, private insurers and states’ attorneys general. See the “Legal Proceedings” section for further information regarding ongoing investigations, including the preliminary agreements in principle reached with the SEC and the DOJ, and other legal proceedings.

The ongoing investigations and litigation involving Aegerion and future investigations or litigation in which we are involved could have a material adverse effect on our business, financial condition, results of operations, and share price, and divert the attention of our management from operating our business and may be disruptive to our employees, possibly resulting in further employee attrition. In addition, the existence of the investigations and related activities has impacted, and may continue to impact, the willingness of some physicians prescribe JUXTAPID and/or MYALEPT.
Our relationships with customers and payers in the U.S. are subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, and reputational harm and could diminish future earnings and prevent us from achieving our forecasted financial results.
Healthcare providers and others play an important role in the recommendation and prescription of our products. Our arrangements with third-party payers and customers in the U.S. expose us to broadly applicable fraud and abuse and other healthcare laws and regulations, including the federal healthcare Anti-Kickback Statute, the False Claims Act, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and the Physician Payment Sunshine Act, that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our products. Restrictions under applicable U.S. federal and state healthcare laws and regulations include the following:

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The federal healthcare Anti-Kickback Statute prohibits persons from, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration, directly or indirectly, in cash or in kind, to induce or reward the purchasing, leasing, ordering, or arranging for or recommending the purchase, lease, or order of any healthcare item or service for which payment may be made, in whole or in part, by federal healthcare programs such as Medicare and Medicaid. This statute has been interpreted to apply to, among others, arrangements between pharmaceutical manufacturers, on the one hand, and prescribers, purchasers, formulary managers and organizations that provide financial assistance to patients, on the other. Violations of the federal Anti-Kickback Statute are punishable by imprisonment, criminal fines, civil monetary penalties and exclusion from participation in federal healthcare programs. The Healthcare Reform Act, among other things, clarified that liability may be established under the federal Anti-Kickback Statute without proving actual knowledge of the statute or specific intent to violate it. In addition, the Healthcare Reform Act amended the Social Security Act to provide that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. There are a number of statutory exceptions and regulatory safe harbors to the federal Anti-Kickback Statute that protect certain common activities from prosecution or other regulatory sanctions, however, the exceptions and safe harbors are drawn narrowly, and practices that do not fit squarely within an exception or safe harbor may be subject to scrutiny.

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The federal civil False Claims Act imposes civil penalties and provides for civil whistleblower or qui tam actions, against individuals or entities for, among other things, knowingly presenting, or causing to be presented false or fraudulent claims for payment of government funds, or knowingly making, using or causing to be made or used, a false record or statement material to an obligation to pay money to the government, or knowingly concealing or knowingly and improperly avoiding, decreasing or concealing an obligation to pay money to the federal government. Several pharmaceutical and other healthcare companies have faced enforcement actions under these laws for allegedly inflating drug prices they report to pricing services, which in turn were used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, federal Anti-Kickback Statute violations and certain marketing practices, including off-label promotion, may also implicate the federal civil False Claims Act. Federal civil False Claims Act violations may result in treble monetary damages and penalties and exclusion from participation in federal healthcare programs. Civil liability under the False Claims Act or misdemeanor violation of federal health care laws gives the Inspector General (IG) of the Department of Health and Human Services the discretion to exclude a company’s products from reimbursement by federal healthcare programs. This discretion to exclude often leads companies to negotiate corporate integrity agreements with the IG so their products may continue to receive reimbursement.

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The federal criminal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact, making any materially false, fictitious, or fraudulent statement or representation, or making or using any false writing or document knowing the same to contain any materially false, fictitious or fraudulent statement or entry in connection with the delivery of or payment for healthcare benefits, items or services. There are also criminal penalties, including imprisonment and criminal fines, for making or presenting a false, fictitious or fraudulent claim to the federal government. Conviction under any of the aforementioned federal criminal statutes requires mandatory exclusion from participation in federal healthcare programs.

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The federal Physician Payment Sunshine Act, being implemented as the Open Payments Program, requires certain pharmaceutical manufacturers to engage in extensive tracking of payments and other transfers of value to physicians and teaching hospitals and to submit such data to Centers for Medicare & Medicaid Services (CMS), which will then make all of this data publicly available on the CMS website. Pharmaceutical manufacturers, such as our subsidiary, Aegerion, with products for which payment is available under Medicare, Medicaid, or the State Children’s Health Insurance Program are required to track reportable payments and transfers of value during each calendar year and must submit a report on or before the 90th day of each calendar year disclosing reportable payments made in the previous calendar year. Failure to comply with the reporting obligations may result in civil monetary penalties.

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Analogous state laws and regulations, such as state anti-kickback and false claims laws, apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by Medicaid or other state programs or, in several states, apply regardless of the payer. Several states now require pharmaceutical companies to report expenses relating to the marketing and promotion of pharmaceutical products in those states and to report gifts and payments to certain health care providers in those states. Some of these states also prohibit certain marketing-related activities including the provision of gifts, meals, or other items to certain health care providers. In addition, several states require pharmaceutical companies to implement compliance programs or marketing codes.
We are also subject to laws and regulations covering data privacy and the protection of health-related and other personal information. The legislative and regulatory landscape for privacy and data protection continues to evolve, and there has been an increasing focus on privacy and data protection issues which may affect our business, including recently enacted laws in many jurisdictions where we operate. Numerous U.S. federal and state laws and regulations, including state security breach notification laws, state health information privacy laws and federal and state consumer protection laws, govern the collection, use, disclosure and protection of personal information. Failure to comply with laws and regulations covering data privacy and the protection of health-related and other personal information could result in government enforcement actions, which could include civil or criminal penalties, private litigation and/or adverse publicity and could negatively affect our operating results and business. In addition, we obtain patient health information from most healthcare providers who prescribe our products and research institutions we collaborate with, and they are subject to privacy and security requirements under the Health Insurance Portability and Accountability Act of 1996, as amended by HIPAA. Although we are not directly subject to HIPAA other than with respect to providing certain employee benefits, we could potentially be subject to criminal penalties if we knowingly obtain or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.
Failure to comply with these regulatory frameworks could result in government enforcement actions, which could include civil or criminal penalties, private litigation and/or adverse publicity and could negatively affect our operating results and business.
In addition to the DOJ investigation of Aegerion described in detail in the “Legal Proceedings” section, we or our subsidiaries could become subject to other government investigations and related subpoenas. Subpoenas are often associated with previously filed qui tam actions, or lawsuits filed under seal under the federal civil False Claims Act. Qui tam actions are brought by private plaintiffs suing on behalf of the federal government for alleged federal civil False Claims Act violations. The time and expense associated with responding to subpoenas, and any related qui tam or other actions, may be extensive, and we cannot predict the results of our review of the responsive documents and underlying facts or the results of such actions. Any investigation, including the investigations described in detail in the “Legal Proceedings” section of this Current Report, could result in civil and/or criminal sanctions being levied against us or Aegerion, including significant fines, sanctions, and other negative consequences that will have a material adverse effect on our business, financial condition, results of operations and/or cash flows. Aegerion’s preliminary agreements in principle with the DOJ and the SEC, if finalized, will result in material fines, sanctions and other remedies against Aegerion, as described in detail in the “Legal Proceedings” section. Even if such matters can be resolved without incurring significant additional penalties, responding to subpoenas and investigations in general is costly and time-consuming. Moreover, responding to any additional government investigations, defending any claims raised, and any resulting fines, restitution, damages and penalties, settlement payments and administrative actions, as well as any related actions brought by shareholders or other third parties, could have further material adverse impacts beyond those attributable to the DOJ and the SEC investigations described in detail in the “Legal Proceedings” section of this Current Report, including on our reputation, our business, financial condition, results of operations, and share price. These investigations have diverted, and may continue to divert, the attention of our management from operating our business, and have been disruptive, and may continue to be disruptive, to our employees, possibly resulting in employee attrition. In addition, the existence of the investigations described in detail in the “Legal Proceedings” section and related activities have impacted, and may continue to impact, the willingness of some physicians to prescribe JUXTAPID and/or MYALEPT.

The number and complexity of both federal and state laws continues to increase, and additional governmental resources are being used to enforce these laws and to prosecute companies and individuals who are believed to be violating them. In particular, the Healthcare Reform Act includes a number of provisions aimed at strengthening the government’s ability to pursue anti-kickback and false claims cases against pharmaceutical manufacturers and other healthcare entities, including substantially increased funding for healthcare fraud enforcement activities, enhanced investigative powers, and amendments to the False Claims Act that make it easier for the government and whistleblowers to pursue alleged violations of the Anti-Kickback Statute, the Food, Drug and Cosmetics Act (FDCA), the False Claims Act and other relevant laws. While it is too early to predict what effect these changes will have on our business, we anticipate that government scrutiny of pharmaceutical sales and marketing practices will continue for the foreseeable future and subject us to the risk of government investigations and enforcement actions. For example, federal enforcement agencies recently have shown interest in pharmaceutical companies’ product and patient assistance programs, including manufacturer reimbursement support services and relationships with specialty pharmacies, as well as contributions by companies to third-party 501(c)(3) organizations that assist patients in accessing treatment for certain diseases and conditions. Some of these investigations have resulted in significant civil and criminal settlements.  Responding to a government investigation or enforcement action would be expensive and time-consuming, and could have a material adverse effect on our business and financial condition and growth prospects. As noted above, Aegerion is the subject of certain ongoing investigations by the DOJ and the SEC and is also the subject of a putative class action lawsuit filed against it and certain of its former executive officers in the U.S. District Court for the District of Massachusetts alleging certain misstatements and omissions related to the marketing of JUXTAPID and Aegerion’s financial performance in violation of the federal securities laws. See the “Legal Proceedings” section of this Current Report for further information regarding these investigations and other legal proceedings.
Enacted and future legislation and related implementing regulations may increase the difficulty and cost for us to commercialize lomitapide, metreleptin, zuretinol or any other product candidate for which we obtain marketing approval, and may affect the prices we are able to obtain for them, if and where approved.
In the U.S., there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that restrict or regulate post-approval activities, and may affect our ability to profitably sell JUXTAPID, MYALEPT, zuretinol or any other product candidate for which we obtain marketing approval. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We are not sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes for JUXTAPID or MYALEPT may be. In addition, increased scrutiny by Congress of the FDA’s approval process may subject us to more stringent product labeling and post-marketing testing and other requirements.
In the U.S., most outpatient prescription drugs, including JUXTAPID and MYALEPT, may be covered under Medicare Part D. Medicare Part D prescription drug plans are authorized to use formularies where they can limit the number of drugs that will be covered in any therapeutic class and/or impose differential cost sharing or other utilization management techniques. This places pressure on us to contain and reduce costs. Changes to Medicare Part D that give plans more freedom to limit coverage or manage utilization, and/or other cost reduction initiatives in the program could decrease the coverage and price that we receive for any approved products, and could seriously harm our business.
The Healthcare Reform Act substantially changed the way healthcare is financed by both governmental and private insurers. The law contains a number of provisions that affect coverage and reimbursement of drug products and/or that could potentially reduce the demand for our products such as:

•	increasing drug rebates under state Medicaid programs for brand name prescription drugs and extending those rebates to Medicaid managed care; and

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requiring drug manufacturers to provide a 50% discount on Medicare Part D brand name prescription drugs sold to Medicare beneficiaries whose prescription drug costs cause the beneficiaries to be subject to the Medicare Part D coverage cap (i.e., the so-called donut hole).

In 2012, the Supreme Court of the U.S. heard challenges to the constitutionality of the individual mandate and the viability of certain provisions of the Healthcare Reform Act. The Supreme Court’s decision upheld most of the Healthcare Reform Act and determined that requiring individuals to maintain “minimum essential” health insurance coverage or pay a penalty to the Internal Revenue Service was within Congress’s constitutional taxing authority. However, the Supreme Court struck down a provision in the Healthcare Reform Act that penalized states that choose not to expand their Medicaid programs through an increase in the Medicaid eligibility income limit from a state’s current eligibility levels to 133% of the federal poverty limit. As a result of the Supreme Court’s ruling, some states have decided not to expand Medicaid. For each state that does not choose to expand its Medicaid program, there will be fewer insured patients overall. Any reduction in the number of insured patients could impact our sales, business and financial condition.
Modifications to or repeal of all or certain provisions of the Healthcare Reform Act are expected as a result of the outcome of the recent presidential election and Republicans maintaining control of Congress, consistent with statements made by Donald Trump and members of Congress during the Presidential campaign and following the election. We cannot predict the ultimate content, timing or effect of any changes to the Healthcare Reform Act or other federal and state reform efforts. There is no assurance that federal or state health care reform will not adversely affect our business and financial results, and we cannot predict how future federal or state legislative, judicial or administrative changes relating to healthcare reform will affect our business.
In addition, other legislative changes have been proposed and adopted since the Healthcare Reform Act was enacted. The Budget Control Act of 2011 includes provisions to reduce the federal deficit. The Budget Control Act, as amended (BCA), resulted in the imposition of 2% reductions in Medicare payments to providers which began in April 2013 and will remain in effect through 2025 unless additional congressional action is taken. Any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs that may be implemented and/or any significant taxes or fees that may be imposed on us, as part of any broader deficit reduction effort or legislative replacement to the BCA, could have an adverse impact on our results of operations.
Countries outside the U.S. may make changes to their healthcare systems which may in the future affect the revenues we generate from sales of lomitapide and, if approved outside of the U.S., metreleptin, zuretinol and other product candidates for which we obtain approval.
We face extensive regulatory requirements, and may still face future development and regulatory difficulties.
Even after marketing approval, a regulatory authority may still impose significant restrictions on a product’s indications, conditions for use, distribution or marketing or impose ongoing requirements for post-marketing surveillance, post-approval studies or clinical trials. JUXTAPID is available in the U.S. only through the JUXTAPID REMS program. We must certify all healthcare providers who prescribe JUXTAPID and the pharmacies that dispense the medicine, and under the modified REMS program approved by the FDA on January 3, 2017, as described below, existing and new patients must now formally acknowledge that they understand the goals of the JUXTAPID REMS program and have undergone counseling by their prescriber to this effect. The FDA has also required that we periodically assess the effectiveness of the JUXTAPID REMS program. The FDA assesses on a periodic basis whether a REMS program is meeting its goals and whether the goals or elements of the plan should be modified. The FDA approved changes to the JUXTAPID REMS program on January 3, 2017.  Such modifications to the JUXTAPID REMS program, which are extensive and need to be implemented by July 2, 2017, and the labeling modifications may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID, in which case we will have difficulty achieving or maintaining market acceptance of JUXTAPID, and our business and ability to achieve our financial expectations will be harmed. The outcome of the investigations of the SEC and DOJ may also have an effect on the FDA’s requirements for the JUXTAPID REMS program. For additional information regarding changes to the JUXTAPID REMS program, see the risk factor captioned “We may not be able to maintain or expand market acceptance for metreleptin and lomitapide in the U.S. or to gain market acceptance in markets outside the U.S. where we commercialize such products, and, for lomitapide, we may continue to see a significant number of patients who choose not to start or stay on therapy.”
MYALEPT is also available only through the MYALEPT REMS program, due to potential for development of anti-metreleptin antibodies and the associated risks of serious adverse sequelae (such as severe infections, excessive weight gain, glucose intolerance, diabetes mellitus) and risk of lymphoma. As a part of this program, we must certify all healthcare providers who prescribe MYALEPT, certify the pharmacies that dispense the medicine, and obtain prescriber attestation that each patient has a diagnosis consistent with GL. We are responsible for maintaining, monitoring and evaluating the implementation of the MYALEPT REMS program.
Regulatory authorities have significant post-marketing authority, including, the authority to require labeling changes based on new safety information, and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug or biologic. For example, in July 2015, the FDA notified Aegerion that they considered post-marketing reports of anaphylaxis to be new safety information, and requested that we add it to the prescribing information for MYALEPT. Aegerion complied with that request.  We are subject to certain post-marketing commitments to the FDA and the EMA with respect to lomitapide and metreleptin. We expect that the regulatory authorities in certain other countries outside the U.S. and EU where our products are, or may be, approved may impose post-approval obligations, including patient registries, and requirements that may in some countries be more onerous than those imposed by the FDA and EMA. Depending on the nature of these post-marketing studies, we may be required to provide our products free of charge to participants in the studies in certain countries even if we have pricing and reimbursement approval in such countries, which would negatively impact our level of revenues.
Where our products are approved outside the U.S. or are in the future approved, we are and will also be subject to other ongoing regulatory requirements governing the labeling, packaging, storage, advertising, distribution, promotion, recordkeeping and submission of safety, REMS, risk management program and other post-marketing information, including adverse reactions, and any changes to the approved product, product labeling, or manufacturing process. As a company with limited internal resources and expertise in these areas, we rely on third parties to facilitate our compliance with many of these extensive regulatory requirements, which often include detailed record keeping and reporting requirements.  We and the third parties we work with may not be able to fully comply with these requirements or the reports we file with regulatory authorities may result in changes to our post-marketing compliance requirements.   In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA, the EMA, the competent authorities of the EU Member States and other regulatory authorities for compliance with cGMP, and other regulations.
If we, or third-party service providers acting on our behalf, or our drug substance or drug product or the manufacturing facilities for our drug substance or drug product, fail to comply with applicable regulatory requirements, including global pharmacovigilance requirements and meeting the requirements of the JUXTAPID REMS program, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

•	suspend, withdraw or alter the conditions of our marketing approval;

•	require us to provide corrective information to healthcare practitioners;

•	require us to modify our product labels

•	suspend any ongoing clinical trials;

•
require entrance into a consent decree, which is a component of Aegerion’s preliminary agreement in principle with the DOJ related to the JUXTAPID REMS program, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

•	refuse to approve pending applications or supplements to applications submitted by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements;

•	seize or detain products, refuse to permit the import or export of products or request that we initiate a product recall;

•	impose further refinements and enhanced obligations under existing risk management and other forms of post-marketing requirements and programs; or

•	refuse to allow us to enter into supply contracts, including government contracts.
The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and product candidate and to generate revenue.
If we fail to comply with our reporting and payment obligations under the Medicaid Drug Rebate Program or other governmental pricing programs in the U.S., we could be subject to additional reimbursement requirements, penalties, sanctions and fines which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
We participate in various government programs or contracts that require us to calculate and report certain prices for our products to government agencies or provide rebates or discounted pricing on products purchased to certain purchasers or government payers. The requirements for calculating prices and rebates are complex and subject to change. For example, new regulations that govern our obligations under the Medicaid Drug Rebate Program took effect in April of 2016. Changes to such requirements may affect our business and operations. We may also have reimbursement obligations or be subject to penalties if we fail to provide timely and accurate information to the government, pay the correct rebates or offer the correct discounted pricing.
We participate in the Medicaid Drug Rebate Program. Under the Medicaid Drug Rebate Program, we are required to pay a rebate for each unit of our product reimbursed by a state Medicaid program as a condition of having federal funds made available to the states for our drugs under Medicaid and Medicare Part D. Those rebates are based on pricing data that we report on a monthly and quarterly basis to CMS, the federal agency that administers the Medicaid Drug Rebate Program. We may also participate in state Medicaid supplemental rebate programs which require payment of an incremental rebate to state Medicaid programs for covered utilization of our products. Price reductions as well as price increases that exceed the rate of inflation for our products, such as the price increase for MYALEPT in February of 2015, may result in increasing the rebates we are required to pay under the Medicaid Drug Rebate Program or state Medicaid supplemental rebate programs and the discounts we are required to offer under the Public Health Service (PHS) 340B drug pricing discount program (the 340B Program), as discussed below.
To maintain coverage of our products under the Medicaid Drug Rebate Program and Medicare Part D, we are required to extend significant discounts to certain “covered entities” (defined by statute to include certain types of hospitals and other health care providers that receive federal grants) that purchase products under the 340B Program. The 340B Program requires participating manufacturers to agree to charge such covered entities no more than the 340B “ceiling price” for the manufacturers’ covered outpatient drugs. The 340B ceiling price is calculated using a statutory formula, which is based on the average manufacturer price (AMP) and rebate amount for the covered outpatient drug as calculated under the Medicaid Drug Rebate Program. “Orphan drugs” - those designated under section 526 of the FDCA, such as JUXTAPID and MYALEPT - are exempt from the ceiling price requirements with respect to drugs purchased by certain covered entities (i.e., rural referral centers, sole community hospitals, critical access hospitals, and free-standing cancer hospitals). The Healthcare Reform Act also obligates the Health Resources and Services Administration (HRSA), the agency which administers the 340B Program, to promulgate various regulations and implement processes to improve the integrity of the 340B Program. The status of new and pending regulations and guidance is uncertain under the new Trump administration.
Pricing and rebate calculations vary among products and programs. The calculations are complex and are often subject to interpretation by governmental or regulatory agencies and the courts. For example, the Medicaid rebate amount is computed each quarter based on our submission to the CMS of our AMP and best price for the quarter. If we become aware that our reporting for prior quarters was incorrect, or has changed as a result of recalculation of the pricing data, we will be obligated to resubmit the corrected data for a period not to exceed twelve quarters from the quarter in which the data originally were due. Such restatements and recalculations would serve to increase our costs for complying with the laws and regulations governing the Medicaid Drug Rebate Program. Any corrections to our rebate calculations could result in an overage or underage in our rebate liability for past quarters, depending on the nature of the correction. Price recalculations also may affect the price that we will be required to charge certain safety net providers under the Public Health Service 340B drug discount program. In February 2015, we significantly increased the U.S. wholesale acquisition cost per 11.3 mg vial of MYALEPT. As a result of this substantial price increase, we continue to expect a significant gross-to-net adjustment for Medicaid rebates which will offset the majority of revenue from Medicaid and negatively impact net product sales in future quarters, since Medicaid rebates directly reduce our net product sales. The degree of such impact on our overall financial performance will depend on the percentage of MYALEPT patients that have Medicaid as their primary insurance coverage and the quantity of units ordered per patient. To date, approximately 23% to 40% of patients prescribed MYALEPT were Medicaid beneficiaries. The number of patients prescribed MYALEPT in the future who are Medicaid beneficiaries could be higher than historical rates.
We are liable for errors associated with our submission of pricing data and for overcharging government payers. For example, in addition to retroactive rebates and the potential for 340B Program refunds, if we are found to have knowingly submitted false AMP or best price information to the government, we may be liable for civil monetary penalties in the amount of $100,000 per item of false information. Our failure to submit monthly/quarterly AMP and best price data on a timely basis could result in a civil monetary penalty of $10,000 per day for each day the submission is late beyond the due date. In the event that CMS were to terminate our rebate agreement, no federal payments would be available under Medicaid or Medicare Part D for our products. In addition, if we overcharge the government in connection with our Federal Supply Schedule (FSS) contract or under any other government program, we will be required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the federal civil False Claims Act and other laws and regulations.
To maintain coverage of our products under the Medicaid Drug Rebate Program and Medicare Part D and when purchased by four federal agencies, we are required to participate in the FSS pricing program. Under this program, we are obligated to make JUXTAPID and MYALEPT available for procurement on an FSS contract at a negotiated price and also charge a price to four federal agencies-VA, Department of Defense (DoD), Public Health Service, and Coast Guard-that is no higher than the statutory Federal Ceiling Price (FCP). The FCP is based on the non-federal average manufacturer price (Non-FAMP), which we calculate and report to the VA on a quarterly and annual basis. If a company misstates Non-FAMPs or FCPs it must restate these figures. Pursuant to the Veterans Health Care Act of 1992 (VHCA), knowing provision of false information in connection with a Non-FAMP filing can subject a manufacturer to penalties of $100,000 for each item of false information.
FSS contracts are federal procurement contracts that include standard government terms and conditions, separate pricing for each product, and extensive disclosure and certification requirements. In addition to the four agencies described above, all other federal agencies and some non-federal entities are authorized to access FSS contracts. FSS contractors are permitted to charge FSS purchasers other than the four federal agencies “negotiated pricing” for covered drugs that is not capped by the FCP; instead, such pricing is negotiated based on a mandatory disclosure of the contractor’s commercial “most favored customer” pricing. Moreover, all items on FSS contracts are subject to a standard FSS contract clause that requires FSS contract price reductions under certain circumstances where pricing to an agreed “tracking” customer is reduced. In July 2016, we concluded negotiations with the Department of Veterans Affairs (VA), and effective August 15, 2016, we have an FSS contract for both JUXTAPID and MYALEPT.
We also participate in the Tricare Retail Pharmacy program, under which we pay quarterly rebates on utilization of JUXTAPID and MYALEPT when the products are dispensed through the Tricare Retail Pharmacy network to Tricare beneficiaries. The rebates are calculated as the difference between annual Non-FAMP and FCP.
If we overcharge the government in connection with VA FSS pricing program or Tricare Retail Pharmacy program, whether due to a misstated FCP or otherwise, we are required to refund the difference to the government. Failure to make necessary disclosures and/or to identify contract overcharges could result in allegations against us under the False Claims Act and other laws and regulations.
Unexpected refunds to the U.S. government, and responding to a government investigation or enforcement action, would be expensive and time-consuming, and could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
Product development is a long, expensive and uncertain process, and we may terminate one or more of our development programs. If we do not achieve our projected development goals in the timeframes we expect and announce, or otherwise terminate one or more of our development programs, marketing approval and commercialization of our product candidates may be delayed or otherwise cease. As a result, our credibility may suffer, our share price may decline and we may incur significant expenses that could adversely affect our prospects, our financial condition, or results of operations.

For strategic and operational planning purposes, we may estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals. These milestones may include the commencement or completion of scientific studies and clinical trials and the submission and approval of regulatory filings. From time to time, we may publicly announce the expected timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in many cases for reasons beyond our control.
We may determine to discontinue certain programs because we determine they do not have potential or we may elect to suspend, terminate or modify one or more of our programs, which could include changing our clinical or business model for further development, including by attempting to extract or monetize value from the program by either selling, out-licensing or potentially partnering part or all of the program. For example, our product candidate, zuretinol, is under evaluation in clinical programs for the treatment of (i) IRD caused by RPE65 and LRAT gene mutations, which includes LCA and RP (autosomal recessive) (IRD 02) and (ii) RP (autosomal dominant) (RP 01). In addition, through Aegerion, we expect to submit a supplemental biologics licensing application (sBLA) to the FDA in the first half of 2017 to expand MYALEPT’s indication in the U.S. to the PL subset, to seek formal regulatory approvals for metreleptin in GL and the PL subset in other key markets, including Brazil and Colombia, and to use our knowledge of the diverse effects of leptin on many physiologic functions to explore new opportunities for metreleptin as a platform drug to potentially treat patients suffering from a range of low leptin-mediated rare and metabolic diseases. We are evaluating and prioritizing these potential opportunities and plan to provide an update in mid-2017. If we terminate and seek to monetize part or all of a program in which we have invested significant resources, or we continue to expend further resources on a program and subsequently fail to achieve our intended goals, our prospects may suffer, as we will have expended resources on a program that may not provide a suitable return, if any, on our investment and we may have missed the opportunity to allocate those resources to potentially more productive uses. In addition, in the event of a termination of a product candidate or program, we may incur significant expenses and costs associated with the termination of the program, which could adversely affect our financial condition or results of operations.
Failures or delays in the completion or commencement of any of our ongoing or planned clinical trials of our products or product candidate could result in increased costs to us and delay, prevent or limit our ability to generate revenue with respect to the relevant product or product candidate in a new territory or indication.
The commencement and completion of clinical trials may be delayed or prevented for a number of reasons, including:

•	difficulties obtaining regulatory clearance to commence a clinical trial or complying with conditions imposed by a regulatory authority regarding the scope or term of a clinical trial;

•	delays in reaching or failing to reach agreement on acceptable terms with prospective clinical research organizations (CROs) and trial sites, and problems with the performance of CROs;

•	insufficient or inadequate supply or quality of a product candidate or other materials necessary to conduct our clinical trials, or other manufacturing issues;

•	difficulties obtaining institutional review board (IRB) approval or Ethics Committee’s positive opinion to conduct a clinical trial at a prospective site;

•
challenges recruiting and enrolling patients to participate in clinical trials for a variety of reasons, including the size and nature of a patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the nature of trial protocol, the availability of approved treatments for the relevant disease and the competition from other clinical trial programs for similar indications;

•	severe or unexpected drug-related side effects experienced by patients in a clinical trial; and

•
difficulties retaining patients who have enrolled in a clinical trial but may be prone to withdraw due to the rigors of the trials, lack of efficacy, side effects or personal issues, or who are lost to further follow-up.

For example, in May 2016, in connection with our MAA filing for metreleptin for the treatment of GL patients and a subset of PL patients in the EU, the EMA’s PDCO issued a summary report regarding the metreleptin pediatric investigation plan (PIP). The PDCO expressed concern that the number of young patients with lipodystrophy included in the clinical trials proposed to be included in the PIP is very limited, and that no information on metreleptin as used by European patients was provided. In July 2016, the PDCO approved our proposal that we conduct a study in GL patients below the age of 6, as a deferred commitment. Given the prevalence of GL and other factors, conducting a clinical trial in GL patients in the EU below a defined age will likely make such a trial lengthy in nature and potentially difficult to complete. Even if we conduct a study in pediatric GL patients, we may not be able to show, to the satisfaction of the EMA, that metreleptin is safe and effective in pediatric patients under the age of 6, and we may never receive approval for this indication in the EMA. The lack of approval to market metreleptin for the pediatric GL population outside of the U.S. would limit expansion of our product revenue potential.
Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results or the results of other clinical, preclinical or nonclinical studies. In addition, a clinical trial may be suspended or terminated by us, the FDA, the competent authorities of the EU Member States and other countries, the IRBs or the Ethics Committees at the sites, or a data safety monitoring board overseeing the clinical trial at issue, or other regulatory authorities due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;

•	failure to respect applicable data privacy obligations;

•	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities;

•	unforeseen safety issues or lack of effectiveness; and

•	lack of adequate funding to continue the clinical trial.
If we do not meet our timelines or milestones as publicly announced, the market approval and commercialization of the relevant product or product candidate may be delayed, and our credibility may be adversely affected and, as a result, our share price may decline.
We rely on third parties to conduct our clinical trials and registry studies and to perform related services, and those third parties may not perform satisfactorily, including failing to meet established deadlines for the completion of such clinical trials and compliance with post-marketing requirements. We may become involved in commercial disputes with these parties.
We do not have the ability to independently conduct clinical trials or registry studies, or perform pharmacovigilance and REMS monitoring and reporting, and we rely on third parties such as contract research organizations, medical institutions, academic institutions, clinical investigators, specialty pharmacies and other third-party service providers to perform these functions. Our reliance on these third parties for clinical development, pharmacovigilance and REMS activities reduces our control over these activities. However, if we sponsor clinical trials, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Given our ownership of lomitapide, metreleptin, and zuretinol, we are responsible for REMS activities in connection with marketing lomitapide and metreleptin in the U.S. and pharmacovigilance monitoring and reporting for all of our products on a global basis, except that Shionogi is responsible for these activities for metreleptin in Japan, Korea and Taiwan and Amryt is responsible for these activities for lomitapide in the EEA,

Switzerland, Turkey and certain Middle Eastern and North African territories, including Israel. Moreover, the FDA and the competent authorities in the EU and Japan require us to comply with standards, commonly referred to as Good Clinical Practices, for conducting, recording, and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial participants are protected. Our reliance on third parties does not relieve us of these responsibilities and requirements. Furthermore, these third parties may have relationships with other entities, some of which may be our competitors. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the data they provide is compromised or delayed due to the failure to adhere to regulatory requirements or our clinical trial protocols, or for other reasons, our development programs may be extended, delayed or terminated, additional marketing approvals for lomitapide, metreleptin, zuretinol or any other product candidate may be delayed or denied in the targeted indication or jurisdiction, and we may be delayed or precluded in our efforts to successfully commercialize lomitapide, metreleptin, zuretinol or any other product for targeted indications or in the targeted jurisdiction or it may impact existing approvals.
In addition, we may, from time to time, become involved in commercial disputes with these third parties, for example regarding the quality of the services provided by these third parties or our ultimate liability to pay for services they purported to provide, or the value of such services. In some cases, we may be required to pay for work that was not performed to our specifications or not utilized by us, and these obligations may be material.
We do not have in-house drug discovery capabilities, and will need to acquire or license existing drug compounds from third parties to expand our product candidate pipeline.
We currently have no in-house drug discovery capabilities. Accordingly, if we are to expand our product candidate pipeline, we will need to acquire or license existing compounds from third parties. We will face significant competition in seeking to acquire or license promising drug compounds. Many of our competitors for such promising compounds may have significantly greater financial resources and more extensive experience in preclinical testing and clinical trials, obtaining regulatory approvals and manufacturing and marketing pharmaceutical products, and thus, may be a more attractive option to a potential licensor than us. Further, the ongoing SEC and DOJ investigations may negatively impact our ability to complete strategic acquisitions or licensing arrangements.  If we are unable to acquire or license additional promising drug compounds, we will not be able to expand our product candidate pipeline, which may adversely impact our future profitability and growth prospects and increase the risk of insolvency.
Positive results in preclinical studies and earlier clinical trials of our products or product candidates may not be replicated in later clinical trials, or changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, which could result in development delay or a failure to obtain marketing approval or affect market acceptance.
Positive results in preclinical or clinical studies of lomitapide, metreleptin, zuretinol or any other product candidate that we acquire, license or develop may not be predictive of similar results in humans during further clinical trials. Accordingly, there is, for example, a possibility that any potential future clinical development of metreleptin in pediatric patients or new indications may generate results that are not consistent with the results of the Phase 3 clinical study for the product or other relevant studies. The results of such clinical trials may not be sufficient to gain approval of metreleptin in any pediatric population or new indication or may generate data that negatively impact the existing data and labels for approved indications. Our preclinical studies or clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials. Moreover, preclinical and clinical data can be susceptible to varying interpretations and analysis, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain FDA or other regulatory approval for their products.
Changes in regulatory requirements and guidance or unanticipated events during our clinical trials may occur, as a result of which we may need to amend clinical trial protocols. Amendments may require us to resubmit our clinical trial protocols to the FDA, IRBs, Ethics Committees or the competent authorities of the applicable jurisdictions for review and approval, which may impact the cost, timing or successful completion of a clinical trial. If we experience delays in completion of, or if we terminate, any of our clinical trials or generate results that differ from earlier clinical trial results, the commercial prospects for the applicable product may be harmed.
Recent federal legislation and actions by state and local governments may permit re-importation of drugs from foreign countries into the U.S., including foreign countries where the drugs are sold at lower prices than in the U.S. Similarly, purchasers in the EU are permitted to purchase products in one EU Member State and import it into another EU Member State where the price may be higher. These practices could materially adversely affect our operating results and our overall financial condition.
The Medicare Prescription Drug, Improvement and Modernization Act contains provisions that may change importation laws and expand pharmacists’ and wholesalers’ ability to import lower priced versions of an approved drug and competing products from Canada, where there are government price controls. These changes to U.S. importation laws, which will not take effect unless and until the Secretary of Health and Human Services certifies that the changes will pose no additional risk to the public’s health and safety, may result in a significant reduction in the cost of products to consumers. While the Secretary of Health and Human Services has not yet announced any plans to make this required certification, we may ultimately face the risk that a distributor or other purchaser of JUXTAPID or MYALEPT in the U.S. will be permitted to import lower priced product from a country outside the U.S. that places price controls on pharmaceutical products. This risk may be particularly applicable to JUXTAPID and MYALEPT as drugs that currently command premium prices, and especially to JUXTAPID, as a drug that is formulated for oral delivery. In addition, some states and local governments have implemented importation schemes for their citizens and, in the absence of federal action to curtail such activities, other states and local governments may launch importation efforts.
In the EU, a purchaser cannot be restricted from purchasing a medicinal procedure in one EU Member State and importing the product into another EU Member State in which it is also subject to marketing authorization.  This activity is called parallel importing. As a result, a purchaser in one EU Member State where lomitapide or, if approved, metreleptin, is sold at a high price may seek to import the product from another EU country where the product is sold at a lower price.
The re-importation of lomitapide or metreleptin into the U.S. market from a foreign market and the parallel importation of lomitapide, and, if approved, metreleptin, among countries of the EU or other regions could negatively impact our revenue and anticipated financial results, possibly materially.
We face potential product liability exposure, and, if claims are brought against us, we may incur substantial liability.
The use of any product or product candidate in clinical trials and the sale of any product for which we have or obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, healthcare providers or others selling or otherwise coming into contact with our product and product candidates. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	decreased demand for our products and any product candidate for which we obtain marketing approval;

•	impairment of our business reputation and exposure to adverse publicity;

•	increased warnings on product labels;

•	withdrawal of clinical trial participants;

•	costs as a result of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	loss of revenue; and

•	the inability to successfully commercialize our products or any product candidate for which we obtain marketing approval.
We have obtained product liability insurance coverage for both our clinical trials and our commercial exposures with a $25.0 million annual aggregate coverage limit. However, our insurance coverage may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. On occasion, large judgments have been awarded in class action lawsuits relating to drugs that had unanticipated side effects or warnings found to be inadequate. The cost of any product liability litigation or other proceedings, even if resolved in our favor, could be substantial. A product liability claim or series of claims brought against us could harm our reputation and cause our share price to decline and, if the claim is successful and judgments exceed our insurance coverage, could have a material adverse impact on our business, financial condition, results of operations and prospects.
A variety of risks associated with our international business operations could materially adversely affect our business.
In each country outside the U.S. in which lomitapide is approved, or where we are making lomitapide or metreleptin available on a named patient or compassionate use basis before it has obtained marketing approval, we are subject to additional risks related to international business operations, directly and as a result of the activities of third parties with whom we do business, including:

•	differing regulatory requirements for drug approvals in foreign countries;

•	pricing, pricing deals and reimbursement approvals that have a negative impact on our global pricing strategy;

•	potentially reduced protection for intellectual property rights;

•	the potential for parallel importing;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

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economic weakness, including inflation, or political instability in particular foreign economies and markets, including, for example, the current political instability in Brazil, our largest source of revenues on a country-by-country basis outside the U.S.;

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compliance with foreign and U.S. laws, rules, regulations or industry codes, including data privacy requirements, labor relations laws, anti-competition regulations, import, export and trade restrictions, and required reporting of payments to healthcare professionals and others;

•	negative consequences from changes in applicable tax laws;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenue, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the U.S.;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad;

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dependence upon third parties to perform distribution, pharmacovigilance, quality control testing, collections and other aspects of the distribution, supply chain and commercialization of our products that are required to be performed in order to conduct such activities in international markets, and our ability to effectively manage such third parties; and

•	business interruptions resulting from geopolitical and economic events or actions, including social unrest, economic crises, war, terrorism, or natural disasters.
In addition to the foregoing, we are subject to anti-corruption laws, including the Foreign Corrupt Practices Act (FCPA) and various other anti-corruption laws. The FCPA generally prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits. An aspect of the SEC’s ongoing investigation into Aegerion’s disclosures and activities relates to alleged FCPA violations in Brazil.  These potential violations are excluded from the preliminary agreements in principle with the DOJ and the SEC.
Our activities outside the U.S. and those of our employees, licensees, distributors, manufacturers, clinical research organizations and other third parties who act on our behalf or with whom we do business subject us to the risk of investigation and prosecution under foreign and U.S. laws. For example, as described in detail in the “Legal Proceedings” section, federal and state authorities in Brazil are each conducting investigations to determine whether there have been violations of Brazilian laws related to promotion of JUXTAPID in Brazil. These issues could negatively affect our ability to generate product revenue for JUXTAPID consistent with our expectations, and may impact our ability to achieve and maintain profitability or maintain cash-flow-positive operations. Prescriptions for and sales of MYALEPT in Brazil may also be negatively affected.
Despite our ongoing efforts to ensure compliance with foreign and domestic laws, our employees, agents, and companies with which we do business may nevertheless take actions in violation of our policies, for which we may be ultimately held responsible. If so, we may be subject to criminal or civil penalties or other punitive measures, including restrictions on our ability to continue selling in certain markets. Any such outcome, or any allegation or investigation regarding such actions involving us, could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects.
We may not be able to obtain a rare pediatric disease priority review voucher for zuretinol, if we decide to request it.
We are exploring the potential of submitting to the FDA a request for rare pediatric disease designation for zuretinol for the treatment of IRD caused by LRAT or RPE65 gene mutations. If zuretinol is approved by the FDA after being designated a rare pediatric disease and we meet certain additional criteria, we may qualify for a rare pediatric disease priority review voucher. There can be no assurance that the FDA will conclude that zuretinol for the treatment of IRD caused by LRAT or RPE65 gene mutations meets the requirements for rare pediatric disease designation. Even if we decide to submit this request to the FDA, we obtain rare pediatric disease designation and zuretinol is approved for this indication, there is no guarantee that the FDA will conclude that the requirements for a rare pediatric disease priority review voucher are met. Additionally, the FDA generally may not grant rare pediatric disease priority review vouchers after September 30, 2020, although a drug that has received rare pediatric disease designation by September 30, 2020, remains eligible to receive a rare disease priority review voucher if it is approved for marketing no later than September 30, 2022. In light of these deadlines, there is no guarantee that if we request and obtain rare pediatric disease designation, the FDA will approve zuretinol in time for us to receive a rare pediatric disease priority review voucher.
Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.
In the ordinary course of our business, we collect and store sensitive data, including intellectual property, proprietary business information and patient data. This includes, where required or permitted by applicable laws, personally identifiable information. The secure maintenance of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations, and damage our reputation which could adversely affect our business.
Risks Related to Our Intellectual Property
If our patent position does not adequately protect our products and product candidate, others could compete against us more directly, which would harm our business, possibly materially.
Our lomitapide patent portfolio consists of seven issued U.S. patents and issued patents in Europe, Australia, New Zealand, South Korea and Japan and pending applications in the U.S., Japan, Canada, and India, all of which have been licensed to us in a specific field. A five-year patent term extension for our U.S. patent covering the composition of matter of lomitapide, which was originally scheduled to expire in early 2015, has been granted and the patent will now expire in 2020.  The non-U.S. patents directed to the composition of matter of lomitapide issued in certain jurisdictions of the EU, Canada, Israel and Japan have expired. Our five method-of-use patents in the U.S. cover certain dosing regimens for lomitapide, with one such patent expiring in 2027 and the other four patents expiring in 2025. The non-U.S. patents directed to methods-of-use issued in certain jurisdictions of the EU, Japan, and South Korea are scheduled to expire in 2025. The method-of-use patent may be eligible for up to three years of supplemental protection in certain European countries, and we are seeking such protection in the countries in which LOJUXTA is approved, on a country-by-country basis. An opposition was filed by a third-party with respect to the European method-of-use patent, but such opposition has since been revoked.
On August 28, 2015, the Coalition for Affordable Drugs VIII L.L.C. (CFAD) filed two separate inter partes review (IPR) petitions with the Patent Trial and Appeal Board (PTAB) of the U.S. Patent and Trademark Office (U.S. PTO), challenging the validity of U.S. Patent Nos. 7,932,268, and 8,618,135, which are directed to methods-of-use for lomitapide.  On March 6, 2017, the PTAB determined that the CFAD failed to show that the claims of these patents were unpatentable. We cannot predict whether an appeal or a request for a rehearing on this determination will be filed, or if additional IPR challenges will be filed by another entity, or the outcome of any future IPR.
An Abbreviated New Drug Application (ANDA) or 505(b)(2) NDA may be submitted for JUXTAPID on or after December 21, 2016 if it contains a Paragraph IV certification of patent invalidity or non-infringement.  If we instigate a suit against an ANDA or 505(b)(2) applicant for patent infringement within 45 days of receiving a Paragraph IV notice, the FDA is prohibited from approving the ANDA or 505(b)(2) application for a period of 30 months.  If the notice is given and suit filed between December

21, 2016 and December 21, 2017, the 30-month stay does not begin until December 21, 2017.  The FDA may approve the proposed competitor product before the expiration of the 30-month stay if a court finds our patents invalid or not infringed or if the court shortens the period because the parties have failed to cooperate in expediting the litigation.
Moreover, if one or more ANDA filers were to receive approval to sell a generic or follow-on version of JUXTAPID, those competitor products could potentially be marketed as early as December 21, 2019 (the date on which JUXTAPID’s orphan drug exclusivity ends) and we would become subject to increased competition at that time.
Our metreleptin patent portfolio consists of three issued U.S. patents and issued patents in Europe, Canada, Israel, Australia, New Zealand, Mexico, China, South Korea and Japan, all of which have been licensed to us. The U.S. patent covering the composition of matter of metreleptin was scheduled to expire in 2016, but an interim extension has been granted extending the term for one year until a final determination of a request for patent term extension is made. The non-U.S. patents directed to the composition of matter of metreleptin have expired.  The patent family covering metreleptin methods of use, directed to treating human lipoatrophy, is co-owned by Amgen, University of Texas and the National Institutes of Health, and is sublicensed to us from Amgen. We have each additional co-owner’s consent to the sublicense granted by Amgen, and we have an exclusive license from one of the co-owners to this patent family in addition to the sublicense from Amgen.  Further, if we are unable to acquire, license or maintain license and/or enforcement rights from each of the co-owners, we may be prevented from enforcing these patent rights against a competitor in the U.S. or in foreign jurisdictions. The two method-of-use patents in the U.S. expire in 2022 and 2023, and the non-U.S. patents issued in certain European countries, Canada, and Australia, and pending in Japan, expire in 2022. An application for a patent term extension in the U.S. with respect to MYALEPT has been filed which, if granted, will be applied to either the U.S. composition of matter patent or the method-of-use patent, to extend one of these patents by 1,206 days.
Our zuretinol patent portfolio includes six granted U.S. patents, and issued patents in Europe, Japan, Canada, and other countries, as well as pending patent applications in countries including the U.S. and Europe. These patents and patent applications relate to zuretinol pharmaceutical compositions and uses thereof, including methods of using of zuretinol for the treatment of LCA and RP, and expire between 2025 and 2032. Certain zuretinol patent families are owned by the University of Washington, which has licensed the patents and patent applications to Retinagenix LLC (Retinagenix), and are exclusively sub-licensed to us by Retinagenix. For additional information regarding the license agreement with Retinagenix, see the risk factor captioned “If we fail to comply with our obligations in our license agreements for our product candidates, we could lose license rights that are important to our business.” The molecule zuretinol acetate is not eligible for composition of matter protection in the U.S. or elsewhere because it was previously known in the scientific community. Therefore, we may not be able to prevent competitors from commercializing zuretinol acetate for the treatment of diseases that fall outside of the scope of our patents protecting these methods.
Our commercial success with respect to our products will depend significantly on our ability to protect our existing patent position with respect to our products and product candidate, as well as our ability to obtain and maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the U.S. and other countries. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve our expected financial results. Our ability to use the patents and patent applications licensed to us to protect our business will also depend on our ability to comply with the terms of the applicable licenses and other agreements and to obtain requisite licenses. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the U.S., and we may encounter significant problems in protecting our proprietary rights in these countries.

There are many countries, including some key markets for lomitapide and metreleptin, like Brazil, in which we do not have intellectual property coverage, and where neither orphan drug exclusivity nor data and marketing exclusivity is available.
The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. U.S. patents and patent applications may also be subject to interference proceedings, ex parte reexamination, IPR and post-grant review proceedings and supplemental examination and may be challenged in district court. Patents granted in certain other countries may be subjected to opposition or comparable proceedings lodged in various national and regional patent offices. These proceedings could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such interference, re-examination, opposition, post-grant review, IPR, supplemental examination or revocation proceedings may be costly. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.
The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we will be able to successfully commercialize our product before some or all of our relevant patents expire, or in countries where we do not have patent protection;

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications and patents;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our pending patent applications or those we have licensed will result in issued patents;

•	any of our patents or those we have licensed will be valid or enforceable;

•	we are able to license patents or pending patents that are necessary or desirable to enforce or protect our patent rights on commercially reasonable terms or at all;

•
any patents issued to us or our licensors and collaborators will provide a basis for any additional commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.
If we do not obtain protection under the Hatch-Waxman Act, the BPCI Act and similar foreign legislation by extending the patent terms and obtaining regulatory exclusivity for our products or product candidates, our business may be materially harmed.
The Hatch-Waxman Act established a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process.  Our application seeking a five-year patent term extension for our U.S. patent covering the composition of matter of lomitapide, has been granted, extending the patent term of this patent to 2020.  An application for a patent term extension in the U.S. with respect to MYALEPT has been filed which, if granted, we will apply to either the U.S. composition of matter patent or the method-of-use patent, to extend one of these patents by 1,206 days. We are also seeking three years of supplemental protection for our European Patent Office (EPO) method-of-use patent in certain EPO countries in which

LOJUXTA is approved. However, we may not be granted an extension in a particular country if we, for example, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the applicable time period of the extension or the scope of patent protection afforded could be less than we request. If we are unable to obtain patent term extension or restoration of the term of any such extension is less than we request, our competitors, including manufacturers of generic alternatives, may obtain approval of competing products following our patent expiration, and our revenue could be reduced, possibly materially.
In addition, the FDA has classified lomitapide as a new chemical entity (NCE) in the U.S. and it is therefore eligible for data exclusivity under the Hatch-Waxman Act. A drug can be classified as a NCE if the FDA has not previously approved any other new drug containing the same active moiety. An NCE that is granted marketing approval may, even in the absence of patent protection, be eligible for five years of data exclusivity in the U.S. following marketing approval. This data exclusivity precludes submission of 505(b)(2) applications or ANDAs that reference the NCE application for four years if certain patents covering the NCE or its method-of-use expire or are challenged by a generic applicant.
With the enactment of the BPCI Act, an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an existing reference product. Under the BPCI Act, an application for a biosimilar product cannot be approved by the FDA until 12 years after the original reference product was approved under a BLA. The law is complex and is still being interpreted and implemented by the FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. The BPCI Act is described in detail in the risk factor captioned “If we fail to obtain or maintain orphan drug exclusivity for our products or product candidate in any country where exclusivity is available, we will have to rely on our data and marketing exclusivity, if any, and on our intellectual property rights, to the extent there is coverage in such country, which may reduce the length of time that we can prevent competitors from selling generic versions of our products or product candidate.” While it is uncertain when such processes intended to implement the BPCI Act may be fully adopted by the FDA, any such processes could have a material adverse effect on the future commercial prospects for metreleptin. In particular, the approval of a biological product biosimilar to one of our products could have a material impact on our business because it may be significantly less costly to bring to market and may be priced significantly lower than our products.
While metreleptin, which is approved under a BLA, qualifies for the 12-year period of exclusivity, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider metreleptin to be a reference product for competing products, potentially creating the opportunity for competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for metreleptin in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing.
Innovative medicinal products authorized in the EU on the basis of a full marketing authorization application (as opposed to an application for marketing authorization that relies on data in the marketing authorization dossier for another, previously approved medicinal product) are entitled to eight years’ data exclusivity. During this period, applicants for approval of generics of these innovative products cannot rely on data contained in the marketing authorization dossier submitted for the innovative medicinal product. Innovative medicinal products are also entitled to ten years’ market exclusivity. During this ten-year period no generic medicinal product can be placed on the EU market. The ten-year period of market exclusivity can be extended to a maximum of 11 years if, during the first eight years of those ten years, the Marketing Authorization Holder for the innovative product obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies. If we are not able to gain or exploit the period of data exclusivity, we may face significant competitive threats to our commercialization of these compounds from other manufacturers, including the manufacturers of generic alternatives. Further, even though our compounds are considered to be NCEs and we were able to gain the period of data exclusivity, another company nevertheless could also market another version of the drug if such company submits a full NDA or a full application for marketing authorization in the EU with a complete human clinical trial program and obtains marketing approval of its product.
If we are not able to adequately prevent disclosure of trade secrets and other proprietary information, the value of our technology, products and any product candidates could be significantly diminished.
We may rely on trade secrets to protect our proprietary technologies, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. For example, the FDA is currently considering whether to make additional information publicly available on a routine basis, and the EMA is planning to amplify its disclosure rules. These changes could mean that information that we may consider to be trade secrets or other proprietary information may be disclosed, and it is not clear at the present time how the FDA’s and EMA’s disclosure policies may change in the future, if at all. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.
We may infringe the intellectual property rights of others, which may prevent or delay our product development efforts and stop us from commercializing or increase the costs of commercializing our products and any product candidates.
Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. There could be issued patents of which we are not aware that our products or product candidates infringe. There also could be patents that we believe we do not infringe, but that we may ultimately be found to infringe. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our product infringes.
The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that our products or product candidates or the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our existing or future patents.
Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of our inventions relating to our product or any product candidates; and

•	the enforceability, validity or scope of protection offered by our patents relating to our product or any product candidates.
Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings, which could have a material adverse effect on us. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion.
In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

•	incur substantial monetary damages;

•	encounter significant delays in bringing our product candidates to market; and

•	be precluded from manufacturing or selling our product candidates.
In such event, our business could be adversely affected, possibly materially.
If we fail to comply with our obligations in our license agreements for our product candidates, we could lose license rights that are important to our business.
Our existing license agreements with respect to our products and product candidate impose, and we expect any future license agreements that we enter into will impose, various diligence, milestone payment, royalty, insurance and other obligations on us. If we fail to comply with such obligations, we could lose license rights that are important to our business. For example, under the terms of a co-development agreement (the Retinagenix Agreement) we entered into with Retinagenix in April 2006, we obtained an exclusive, worldwide license and sub-license under certain intellectual property rights owned by Retinagenix or licensed to Retinagenix by the University of Washington related to zuretinol, the synthetic retinoid compound under development. We have been responsible for using commercially reasonable and diligent efforts to develop and commercialize in certain major markets and other markets as we reasonably determine, one or more products covered by the licensed rights or developed using such licensed rights for use in diagnosing, treating or preventing certain human diseases and conditions. We are also responsible for committing certain annual funding to support research and development of such products. Under the license agreement between Retinagenix and the University of Washington (the UW Agreement), Retinagenix has similar obligations, and is required to meet specific development milestones within certain timeframes, one of which was required to be achieved by December 31, 2016. However, the UW Agreement contains provisions for extensions of those dates in certain circumstances. Based on the terms of the Retinagenix Agreement, the UW Agreement, and our significant development clinical spend on the zuretinol program, we believe that we are entitled to an extension of that milestone date until December 31, 2017, and that we may in the future be entitled to certain additional extensions to December 31, 2019, along with a potential additional extension of up to 12 months should enrollment in a planned trial be delayed, provided that we continue to comply with the relevant provisions of the license agreements and expend certain minimum amounts on the development of zuretinol. However, it is possible that we may not be able to achieve the specified development milestone by December 31, 2019. As a result, we and Retinagenix have begun discussing a renegotiation of that milestone with the University of Washington. We are currently conducting a review of the zuretinol development program, the results of which will assist us in determining when we believe that the remaining development milestone can be expected to be achieved. The failure to successfully renegotiate amendments to one or both of the license agreements related to zuretinol to allow for additional time beyond December 31, 2019 to achieve the remaining development milestone would greatly limit the future potential of the zuretinol program and could have a material adverse effect on our financial condition and business plans.
If we fail to comply with the obligations and restrictions under our license agreements, the applicable licensor may have the right to terminate the license, in which case we might not be able to market any product that is covered by the licensed patents. Any breach or termination of the license agreements applicable to our products would have a significant adverse effect on our business because of our reliance on the commercial success of our products.
Risks Related to Employee Matters and the Recently Completed Merger
Our future success depends on our ability to hire and retain our key executives and to attract, retain, and motivate qualified personnel.
Our success depends upon retaining, recruiting and motivating key employees. Experienced employees in the biopharmaceutical and biotechnology industries are in high demand and competition for their talents can be intense.  We have entered into employment agreements with certain members of our executive, commercial, medical, finance, legal, development, and regulatory teams, but any employee may terminate his or her employment with us at any time. On November 29, 2016, we completed the merger of our indirect wholly-owned subsidiary Isotope Acquisition Corp. with and into Aegerion, with Aegerion surviving as our wholly owned subsidiary (the Merger). Employees may experience uncertainty about their future roles in light of the Merger and ongoing integration of the companies. Uncertainty may also adversely affect our ability to attract, motivate and retain executives and other key employees and keep them focused on applicable strategies and goals. The loss of the services of any of these executives or key employees, or our inability to recruit desirable candidates, could impede the achievement of our development and commercialization objectives.
The size of our organization, and the Aegerion organization, has been significantly reduced, and we may encounter difficulties in managing the Aegerion business as a result of this reduction, or the attrition that has occurred since Aegerion’s reductions in force in February and July 2016, which could disrupt operations. In addition, the anticipated benefits and savings from the reductions may not be achieved.
In February 2016, the Board of Directors of Aegerion approved a cost-reduction plan that eliminated 80 positions from its workforce, representing a reduction in employees of approximately 25% of Aegerion. In July 2016, the Board of Directors of Aegerion approved an additional cost-reduction and restructuring plan that eliminated approximately 28 positions from its workforce, representing a reduction in employees of approximately 13% of Aegerion. Additional reductions in the size of the organization have occurred due to the restructuring of Aegerion’s commercial organization and in connection with the Merger, representing, in the aggregate, the elimination of approximately 27 positions from the workforces of Aegerion and Novelion Therapeutics Inc. (Novelion). The reductions in force, and the attrition thereafter, have resulted in the loss of longer-term employees, the loss of institutional knowledge and expertise and the reallocation and combination of certain roles and responsibilities across the organization, all of which could adversely affect our operations.
Given the complexity and global nature of our business, we must continue to implement and improve our managerial, operational and financial systems, manage our facilities and continue to recruit and retain qualified personnel. This will be made more challenging given the reductions in force described above, the integration efforts in respect of the recently completed Merger and additional measures we may take to reduce costs to better align with projected revenues, particularly lower revenues for JUXTAPID in the U.S. As a result, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities, and devote a substantial amount of time to managing these activities. Further, the restructuring, integration efforts in respect of the recently completed Merger and possible additional cost containment measures may yield unintended consequences, such as attrition beyond our intended reductions in force or as a result of the recently completed Merger and reduced employee morale. This has resulted in employees who were not affected by the reductions in force or recently completed Merger seeking alternate employment.  In addition, we may not achieve anticipated benefits from the reductions in force. Due to our limited resources, we may not be able to effectively manage our operations or recruit and retain qualified personnel, which may result in weaknesses in our infrastructure and operations, risks that we may not be able to comply with legal and regulatory requirements, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  If our management is unable to effectively manage these transitions, reductions in force and additional cost containment measures, our expenses may be more than expected, our ability to generate or increase our revenue could be reduced and we may not be able to implement our business strategy. As a result, our future financial performance and our ability to commercialize lomitapide and metreleptin successfully, and to compete effectively, would be negatively affected.
We incurred substantial expenses in connection with the Merger and expect to continue to incur substantial expenses related to integration of the companies, and our failure to successfully integrate the businesses of Aegerion and Novelion in the expected timeframe or manage our expanded operations would adversely affect our future results.
We have incurred and expect to continue to incur substantial expenses related to the Merger and the integration of Aegerion and Novelion. Our ability to realize the anticipated benefits from the Merger will depend, in part, on our ability to successfully integrate the companies’ operations.  If the companies are not able to achieve these objectives within the anticipated timeframe, or at all, the anticipated benefits of the Merger may not be realized fully, or at all, or may take longer to realize than expected, and the value of our common shares may be adversely affected.  In addition, the integration of Novelion’s and Aegerion’s respective businesses will be a time-consuming and expensive process.  For example, there are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, research and development, sales and marketing and benefits.  In addition, the ongoing operation of locations in Cambridge, Massachusetts and Vancouver, British Columbia could result in inefficiencies, creating additional expenses for the companies. Proper planning and effective and timely implementation will be critical to avoid any significant disruption to the companies’ operations.  It is possible that the integration process could result in the loss of key employees, the disruption of ongoing business or the identification of inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ abilities to maintain relationships with customers, suppliers, manufacturers, creditors, lessors, clinical trial investigators or managers and other business partners or to achieve the anticipated benefits of the Merger.  Delays encountered in the integration process could have a material adverse effect on the companies’ revenues, expenses, operating results and financial condition, including the value of our common shares. Specifically, risks include, among other factors, the companies’ inability to effectively:

•	coordinate standards, compliance programs, controls, procedures and policies, business cultures and compensation structures;

•	integrate and harmonize financial reporting and information technology systems of the two companies;

•	manage operations in a manner that supports and protects the tax benefits related to, and that may be realized from, our Canadian domicile;

•	coordinate research and drug candidate development efforts to effectuate their product capabilities;

•	compete against companies serving the market opportunities expected to be available to the companies following the Merger;

•	manage inefficiencies associated with integrating the operations of the companies;

•	identify and eliminate redundant or underperforming personnel, operations and assets;

•	manage the diversion of management’s attention from business matters to integration issues;

•	control additional costs and expenses in connection with, and as a result of, the Merger;

•	conduct successful clinical development programs for their respective strategic product candidates and products and achieve regulatory approval for product candidates in major geographic areas;

•	define and develop successful commercial strategies for our products in markets in which they are approved for sale and obtain reimbursement for such products in these markets;

•	resolve Aegerion’s ongoing investigations and litigation and manage any future litigation and investigations that may arise from any such resolution of the ongoing investigations and litigation;

•	service Aegerion’s significant indebtedness;

•
commercialize Aegerion’s products at commercially attractive margins and generate revenues in line with our expectations, particularly in light of Aegerion’s 2016 reductions in force, the impact of competitive products on JUXTAPID sales and the continuing challenges to the lomitapide business; and

•	raise capital through equity or debt financing on attractive terms to support the development and commercialization of our products and product candidate.

While we have assumed that a certain level of expenses will be incurred, there are many factors beyond our control that could affect the total amount or timing of integration expenses.  Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These expenses likely will result in our taking significant charges against consolidated earnings, and the amount and timing of such charges are uncertain at present.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized.  Actual cost synergies, if achieved at all, may be lower than we expect and may take longer to achieve than anticipated.  If we are not able to adequately address these challenges, we may be unable to successfully integrate the operations of our business, or to realize the anticipated benefits and cost synergy savings of the integration.

As a result of the Merger, our business became significantly more complex.  There can be no assurance that we will effectively manage the increased complexity without experiencing operating inefficiencies or control deficiencies.  Significant management time and effort is required to effectively manage the increased complexity of the larger organization and our failure to successfully do so could have a material adverse effect on our business, financial condition, results of operations and growth prospects.
Risks Related to Our Financial Position and Capital Requirements
We have incurred significant operating losses since our inception, and have not yet achieved profitability for any fiscal year.
We have incurred losses in each year since our inception. As of December 31, 2016, we had an accumulated deficit of approximately $586.1 million. Substantially all of our operating losses resulted from costs incurred in connection with our development programs and from selling, general and administrative costs associated with our operations. The losses we have incurred to date, combined with potential future losses, have had and may continue to have an adverse effect on our shareholders’ (deficit) equity and working capital.
We expect to incur expenses related to the commercialization of metreleptin and lomitapide in the U.S. and in the key countries in which lomitapide is currently approved and in which we intend to commercialize lomitapide, including Japan, or in which lomitapide or metreleptin may be approved and commercialized in the future, and expected distribution of our products in Brazil and certain other countries as part of named patient supply or compassionate use; manufacturing costs for both metreleptin and lomitapide; the conduct of our observational cohort studies and other post-marketing commitments to the FDA for lomitapide and metreleptin, including the implementation of the modified JUXTAPID REMS program and change to the coordinating center for such program; the conduct of any post-marketing commitments imposed by regulatory authorities in countries outside the U.S. and EU where our products are, or may be, approved; other possible clinical development activities for our products and product candidate, including an anticipated clinical trial for metreleptin in the pediatric population or a subset thereof, and activities related to metreleptin lifecycle management and the evolution of the zuretinol program; regulatory activities for our products; and business development activities. We expect to incur significant royalties, sales, marketing, and outsourced manufacturing expenses, as well as research and development expenses. In addition, we expect to continue to incur additional costs associated with operating as a public company and in connection with ongoing government investigations, and the potential outcome thereof, including the proposed payments to the DOJ and SEC totaling approximately $40 million, implementing and complying with the corporate integrity agreement, FDA consent decree and deferred prosecution agreement contemplated by the preliminary agreement in principle with the DOJ, and a securities class action lawsuit, as described in detail in the “Legal Proceedings” section.
Because of the numerous risks and uncertainties associated with developing and commercializing pharmaceutical products, we are unable to predict with certainty the extent of any future losses or when we will become profitable, if at all.
Servicing Aegerion’s debt requires a significant amount of cash. Aegerion may not have sufficient cash flow from its business to make payments on its debt, and it may not have the ability to raise the funds necessary to settle conversions of, or to repurchase, the Convertible Notes upon a fundamental change, which could adversely affect our business, financial condition and results of operations on a consolidated basis.
In August 2014, Aegerion incurred indebtedness in the amount of $325.0 million in aggregate principal with additional accrued interest under the 2.00% convertible senior notes due August 15, 2019 (the Convertible Notes), for which interest is payable semi-annually in arrears on February 15 and August 15 of each year. Aegerion’s business may not generate cash flow from operations in the future sufficient to service its debt. If Aegerion is unable to generate such cash flow, it may be required to adopt one or more alternatives, such as selling or licensing assets, further reducing the size of its workforce and curtailing operations and planned development activities, restructuring debt or obtaining financing on terms that may be onerous. Aegerion’s ability to refinance this indebtedness will depend on the capital markets and our financial condition on a consolidated basis at such time. Aegerion may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on these debt obligations.
In addition, holders of the Convertible Notes have the right to require the repurchase of their notes for cash upon the occurrence of a fundamental change at a repurchase price equal to 100% of the respective principal amount, plus accrued and unpaid interest, if any. Subject to certain exceptions as provided in the indenture governing the Convertible Notes, a fundamental change includes (a) delisting of Novelion’s common shares, (b) liquidation of Aegerion, (c) the acquisition of 50% or more of the voting interests in Aegerion, (d) an event in which Aegerion merges or consolidates with another person and (e) an event in which Aegerion conveys, sells, transfers or leases all or substantially all of its assets to another person. Among the exceptions provided in the indenture are for transactions described in (c), (d) and (e) in  which (i) Aegerion’s common stock holders immediately prior to the transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of the capital stock of the continuing or surviving entity or transferee or parent thereof following the transaction or (ii) 90% of the consideration paid for Aegerion’s common stock in a transaction consists of stock that is or will be quoted on the New York Stock Exchange or NASDAQ.
Further, unless Aegerion elects to deliver solely our common shares to settle a conversion of Convertible Notes, Aegerion would be required to settle a portion or all of the conversion obligation through the payment of cash, which could adversely affect its liquidity. Aegerion may not have enough available cash or be able to obtain financing at the time it is required to make repurchases of Convertible Notes surrendered therefor or Convertible Notes being converted. The failure to repurchase Convertible Notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the Convertible Notes as required by the indenture would constitute a default under the indenture. A default under the indenture or a fundamental change itself could also lead to a default under agreements governing our or Aegerion’s current and future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, Aegerion may not have sufficient funds to repay the indebtedness and repurchase the Convertible Notes or make cash payments upon conversions thereof. In addition, even if holders of the Convertible Notes do not elect to convert their Convertible Notes, Aegerion could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the Convertible Notes as a current rather than long-term liability, which would result in a material reduction of Aegerion’s net working capital.
Aegerion’s indebtedness and other financial obligations and contractual commitments, could adversely affect our financial health and our ability to respond to changes in our business.
Our or Aegerion’s significant indebtedness, and our financial obligations and contractual commitments, could have important consequences. For example, it could:

•	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a disadvantage compared to our competitors who have less debt; and

•
limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes, or raise additional capital through equity or other types of financings.

Our leverage resulting from our or Aegerion’s debt could materially and adversely affect our ability to finance our operations or capital needs or to engage in other business activities. In addition, we cannot be sure that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we are able to obtain additional financing, we may be required to use proceeds to repay a portion of Aegerion’s debt. Any of these factors could materially and adversely affect our business, financial condition and results of operations on a consolidated basis. In addition, if we or Aegerion incur additional indebtedness, the risks related to our business and our ability to service or repay our indebtedness would increase.
Our internal controls over financial reporting could fail to prevent or detect misstatements or have material weaknesses.

Our internal controls over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Any failure to maintain effective internal controls or to timely effect any necessary improvement or remediate any lapse in our internal control and disclosure controls could, among other things, result in losses from fraud or error, require significant resources and divert management’s attention, harm our reputation, causing investors to lose confidence in our reported financial and other information, and expose use to legal or regulatory proceedings, all of which could have a material adverse effect on our financial condition, results of operations and cash flows.
We may never be profitable.
Our ability to become profitable depends upon our ability to generate significant revenue. We may never generate substantial revenues from the sale of metreleptin or lomitapide. Our ability to generate revenues sufficient to achieve profitability currently depends on a number of factors, including our ability to:

•	manage our costs and expenses to better align with our revenues and strengthening our capital structure, while supporting approved products in a compliant manner;

•
build and maintain market acceptance for MYALEPT in the U.S. for the treatment of GL, and supporting named patient sales of metreleptin in GL in Brazil and other key countries where such sales are permitted as a result of the U.S. approval;

•
stabilize sales of JUXTAPID as a treatment for adult HoFH patients in the U.S. despite competition from PCSK9 inhibitor products, among other factors, which have had a significant adverse impact on sales of JUXTAPID, and gain such market acceptance in the other countries where lomitapide is approved and being commercialized, including Japan, or may in the future receive approval and be commercialized;

•
continue to have named patient sales of our products in Brazil and other key countries where such sales can occur as a result of the FDA approval, particularly in light of local economic challenges, ongoing governmental investigations, and ongoing court proceedings in Brazil reviewing the regulatory framework for named patient sales;

•
obtain timely regulatory approval of metreleptin in the EU and other key international markets as a treatment for patients with GL or a subset of PL, and an expansion of the indication in the U.S. to include the PL subset, subject to discussions with the FDA, and obtain timely regulatory approval of lomitapide in other key international markets as a treatment for patients with HoFH where it makes business sense to seek approval, in each case without onerous restrictions or limitations in the resulting label;

•
gain pricing and reimbursement approvals to market our products in countries in which we elect to seek, and eventually obtain, regulatory approval, at acceptable prices and without significant restrictions, discounts, caps or other cost containment measures, and to effectively launch our products in those countries where it makes business sense to do so, including approval of metreleptin in the EU for GL and the PL subset and in the U.S. for the PL subset, subject to discussions with the FDA;

•
minimize the number of patients who are eligible to receive but decide not to commence treatment with our products, or who discontinue treatment, including with lomitapide, due to tolerability issues, and with metreleptin, due to its route of administration as an injection, through activities such as patient support programs, to the extent permitted in a particular country;

•	effectively estimate the size of the total addressable market for our products;

•
maintain reimbursement policies for JUXTAPID and MYALEPT in the U.S. that do not impose significant restrictions on reimbursement and a payer mix that does not include significantly more Medicaid patients than the current payer mix;

•
pursue possible lifecycle management opportunities for metreleptin, including potential future clinical development of metreleptin in additional indications, and conduct potential development of the zuretinol program;

•
minimize the expected negative impact of the availability of PCSK9 inhibitor products on sales of lomitapide outside the U.S., including in Japan, where we launched JUXTAPID in December 2016 and where a PCSK9 inhibitor product is available, and the degree to which the availability of PCSK9 inhibitor products outside the U.S., and the potential availability of named patient sales of PCSK9 inhibitor products outside the U.S., impacts named patient sales of lomitapide outside the U.S., particularly in Brazil; and

•
effectively respond to requirements of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to require that newly diagnosed adult HoFH patients be treated with PCSK9 inhibitor products prior to JUXTAPID treatment, that current JUXTAPID patients switch to PCSK9 inhibitor products, and that potential JUXTAPID patients fail to adequately respond to PCSK9 inhibitor products before providing reimbursement for JUXTAPID at the prices at which we offer JUXTAPID.

In addition, as described above, federal enforcement agencies recently have shown interest in pharmaceutical companies’ product and patient assistance programs, including manufacturer reimbursement support services and relationships with specialty pharmacies, and contributions to charitable organizations that assist patients in accessing treatment for certain diseases and conditions. In addition to the risks associated with the costs of responding to government investigation or enforcement actions (such as a False Claims Act action), federal enforcement agencies’ increased attention to such programs and contributions may lead to changes that adversely affect our business. For example, we believe that investigations and enforcement actions by these agencies have resulted in a reduction in contributions to third-party 501(c)(3) organizations that assist patients in accessing treatment for certain diseases and conditions. If a lack of available funds prevents these third-party 501(c)(3) organizations from providing adequate financial assistance, including assistance with co-payment obligations, to individuals who would otherwise be unable to afford our products, our revenues may decline below our expectations.
Our products may not gain or maintain long-term market acceptance or achieve or maintain commercial success. In addition, we anticipate incurring significant costs associated with commercializing our products, and meeting our post-marketing commitments, in connection with our ongoing clinical efforts related to our products and in connection with defense against government investigations and other legal actions. We may not continue to generate substantial revenue from sales of lomitapide, or generate substantial revenue from sales of metreleptin. We may not achieve profitability. If we are unable to continue to generate significant product revenue, we will not become profitable, and may be unable to continue operations without additional funding.
We will likely need to raise substantial additional capital in the future. If additional capital is not available at all or on acceptable terms when we need it, we will have to delay, reduce or cease operations.
The acquisition of metreleptin, the significant negative impact of PCSK9 inhibitor products on U.S. JUXTAPID sales, the payments by Aegerion to the government under the preliminary agreements in principle with respect to the ongoing investigations, if finalized, and the costs and expenses Aegerion has incurred, and expects to continue to incur, in connection with ongoing government investigations have significantly diminished the capital we have to fund anticipated and unanticipated expenses.

In light of the reduction in capital available for Aegerion’s operations in 2016, Aegerion implemented reductions in force intended to better align our operating expenses with our expected revenues, out-licensed lomitapide in the EU, and withdrew lomitapide from certain other global markets. We may need to implement additional cost containment measures based on our updated forecast of expected revenues, particularly due to the declining revenues from JUXTAPID in the U.S. There can be no assurance, however, that these reductions in force and cost containment measures will result in the cost savings we anticipate or that additional cost containment measures will be capable of being obtained or implemented. Accordingly, we will likely need to seek additional capital through debt or equity financing to service our indebtedness, strengthen our cash position and fund our operations. We may not be able to obtain additional capital when we need it or such capital may not be available on terms that are favorable to us, particularly while Aegerion’s preliminary agreements in principle to resolve the aspects of the ongoing DOJ and SEC government investigations remain subject to final approvals and while the Convertible Notes are outstanding. We may also pursue opportunities to obtain additional external financing in the future through lease arrangements related to facilities and capital equipment, collaborative research and development agreements, and license agreements, in order to, among other things, finance additional potential product acquisitions and maintain sufficient resources for unanticipated events. Any such additional financing may not be available when we need it or may not be available on terms that are favorable to us. Our need to raise additional capital in the future, and the size of any such financings, will depend on many factors, including:

•	our ability to continue to manage our costs and expenses to better align with our revenues and strengthen our capital structure, while supporting approved products in a compliant manner;

•	the level of physician, patient and payer acceptance of lomitapide and metreleptin;

•	the success of our commercialization efforts and the level of revenues generated from sales of metreleptin and lomitapide in the U.S.;

•
the level of revenue received from named patient sales of metreleptin and lomitapide in Brazil and other key countries where a mechanism exists to sell the product on a pre-approval basis in such country based on U.S. approval of such products or EU approval of lomitapide, particularly in light of the availability of a PCSK9 inhibitor product in Brazil and the ongoing court proceedings in Brazil reviewing the regulatory framework for named patient sales;

•
gaining regulatory and pricing and reimbursement approvals to market our products in countries in which the products are not currently approved and/or reimbursed, where it makes business sense to seek such approval, without significant restrictions, discounts, caps or other cost containment measures, including regulatory and pricing and reimbursement approval of metreleptin in the EU, in connection with which we filed an MAA in the EMA in December 2016, and regulatory approval of metreleptin in the U.S. for a subset of PL based on the existing clinical data package for metreleptin, subject to discussions with the FDA;

•
the extent of the negative impact of the availability of PCSK9 inhibitor products on sales of JUXTAPID in the U.S., which, among other factors, have caused a significant number of  JUXTAPID patients to discontinue JUXTAPID and switch to a PCSK9 inhibitor product, and significantly decreased the rate at which new HoFH patients start treatment with lomitapide;

•
the provision of free PCSK9 inhibitor drug to adult HoFH patients by the companies that are commercializing PCSK9 inhibitor products, which such companies may have ceased, but which historically has had a negative impact on the rate at which new patients start treatment with lomitapide and has caused more patients than we expected to discontinue lomitapide and switch their treatment to PCSK9 inhibitor products;

•
requirements of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to require that newly diagnosed adult HoFH patients be treated with

PCSK9 inhibitor products prior to JUXTAPID, that current JUXTAPID patients switch to PCSK9 inhibitor products, and that patients fail to adequately respond to PCSK9 inhibitor products before providing reimbursement for JUXTAPID at the prices at which we offer JUXTAPID;

•
the willingness of insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs in the U.S. to continue to provide reimbursement for our products at the prices at which we offer our products without imposing any additional major hurdles to access or other significant restrictions or limitations, and the ability and willingness of HoFH and GL patients to pay, or to arrange for payment assistance with respect to, any patient cost-sharing amounts for our products applicable under their insurance coverage, particularly in light of recent reductions in contributions to 501(c)(3) patient organizations by pharmaceutical companies;

•
the cost of building and maintaining the sales and marketing capabilities necessary for the commercialization of our products for their targeted indications in the market(s) in which each has received regulatory approval and we elect to commercialize such products, to the extent reimbursement and pricing approvals are obtained, and certain other key international markets, if approved;

•	the timing and costs of future business development opportunities;

•
the timing and cost of seeking regulatory approvals and conducting potential future clinical development of metreleptin in additional indications, pursuing possible lifecycle management opportunities for metreleptin, and conducting potential development of the zuretinol program;

•	the cost of filing, prosecuting and enforcing patent claims, including the cost of defending any challenges to the patents or our claims of exclusivity;

•
the status of ongoing government investigations and lawsuits, including the disclosure of possible or actual outcomes, including regarding the preliminary agreements in principle that have been reached with the DOJ and the SEC;

•	the costs of our manufacturing-related activities and the other costs of commercializing our products;

•
the costs associated with ongoing government investigations and lawsuits, including any damages, settlement amounts, fines or other payments, or implementation of compliance related agreements or consent decrees, that may result from settlements or enforcement actions related to government investigations or whether we are successful in our efforts to defend ourselves in, or to settle on acceptable terms, ongoing or future litigation;

•	the levels, timing and collection of revenue received from sales of our products in the future;

•	the timing and costs of satisfying our debt obligations, including interest payments and any amounts due upon the maturity of such debt, including under the Convertible Notes;

•	the cost of our observational cohort studies and other post-marketing commitments, including to the FDA and in any other countries where our products are ultimately approved; and

•	the timing and cost of other clinical development activities.
We may be unable to obtain additional financing on favorable terms, or at all. If we are unable to obtain additional financing, including for purposes of settling conversions of the Convertible Notes, we may be required to delay, reduce or cease operations, including our planned development, sales and marketing and business development efforts. Any of these outcomes would harm our business, financial condition and operating results. The source, timing and availability of any future financing will depend principally upon equity and debt market conditions, interest rates and, more specifically, on our commercial success, the status of Aegerion’s ongoing government investigations and the results of our future development efforts. Any additional sources of financing could involve the issuance of our equity securities, which would have a dilutive effect on our shareholders.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights. Shareholders may also experience dilution as a result of the exercise of outstanding warrants or the conversion of Convertible Notes into shares.
We may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our existing shareholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of our shareholders. For example, our existing shareholders may be diluted if the Convertible Notes are converted by their holders.

Under the Agreement and Plan of Merger with Aegerion, we also issued certain warrants (the Warrants) to the pre-closing shareholders of Novelion. The Warrants may be exercised for up to an aggregate of 13,946,743 Novelion common shares at an exercise price of $0.05 per share if (i) the previously disclosed DOJ and SEC investigations are settled for amounts in excess of $40 million and/or (ii) the putative class action lawsuit alleging certain misstatements and omissions related to the marketing of JUXTAPID and the Company’s financial performance in violation of the federal securities laws (the Class Action Litigation) is settled for an amount that exceeds the amounts, if any, available under Aegerion’s director and officer insurance coverage in respect of that matter (together, the negotiated thresholds). The number of Novelion common shares for which the Warrants may be exercised, if any, will vary based on the extent to which the settlements of the matters described above exceed the negotiated thresholds. The Warrants will not be exercisable for any shares to the extent any excess amounts in respect of such matters is equal to or less than $1.0 million in the aggregate.

Shareholders may be diluted if the Warrants issued to certain shareholders of the Company in connection with the Merger become exercisable, following the settlement of the Class Action Litigation and/or the settlement of the DOJ and the SEC investigations, in each case, for an amount in excess of certain monetary thresholds. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.
Risks Related to our Common Shares and Jurisdiction of Incorporation
The market price of our common shares has been, and may continue to be, highly volatile.
Our share price is highly volatile and is subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including the following:

•
our ability, or lack thereof, to continue to manage our costs and expenses to better align with our revenues, given the availability of PCSK9 inhibitor products and the corresponding significant impact on JUXTAPID sales in the U.S.;

•	the short-term or long-term success or failure of our commercialization of our products in the U.S.;

•
the level of revenue we receive from named patient sales of our products in Brazil and other key countries where a mechanism exists to sell the product on a pre-approval basis in such country based on U.S. approval of such products or EU approval of lomitapide, particularly in light of the regulatory approval of Amgen’s PCSK9 inhibitor product in Brazil in April 2016, the potential availability of that and other PCSK9 inhibitor products on a named patient sales basis in Brazil, and the ongoing court proceedings in Brazil reviewing the regulatory framework for named patient sales;

•	the short-term or long-term success or failure of the commercialization of our products in key countries outside the U.S. in which we have or obtain approval, and the level of revenues we generate;

•	our ability to accurately forecast net product sales and operating expenses, and to meet such forecasts;

•
the timing and cost of seeking regulatory approvals and conducting potential future clinical development of metreleptin in additional indications, pursuing possible lifecycle management opportunities for metreleptin, and conducting potential development of the zuretinol program;

•	any issues that may arise with our supply chain for our products;

•	any adverse regulatory decisions, or regulatory issues that arise, made with respect to our products;

•	any issues that may arise with respect to the safety of our products;

•
the perception of the terms of the preliminary agreements in principle reached with the DOJ and the SEC and in connection with their investigations, and any adverse consequences that may result from such preliminary agreements in principle, such as additional litigation or investigations, and risks related to finalization of the preliminary agreements in principle and outstanding required approvals in respect thereof;

•
our ability to defend ourselves successfully against claims made in securities class action lawsuits, and, if we are unsuccessful in such defense or decide to settle, the type and amount of any damages, settlement amounts, fines or other payments or adverse consequences that may result;

•
the extent to which the changes to the JUXTAPID REMS program, approved by the FDA on January 3, 2017, including the requirements set forth elsewhere in these risk factors, may negatively affect the ability or willingness of a physician to prescribe JUXTAPID, a patient to be willing to initiate or continue on JUXTAPID therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

•
the extent to which changes to the labeling for JUXTAPID instructing patients to cease therapy upon the occurrence of severe diarrhea may negatively affect the ability or willingness of a healthcare professional to prescribe JUXTAPID, a patient to be willing to initiate or continue on therapy, or insurance companies, managed care organizations, other private payers, and government entities that provide reimbursement for medical costs to continue to provide reimbursement for JUXTAPID;

•
any adverse actions or decisions related to our intellectual property or marketing or data exclusivity, or any action by a third party to gain approval of a generic or biosimilar product, including, for lomitapide, for which a generic challenge could have been filed with the FDA as of December 21, 2016;

•	fluctuations in stock market prices and trading volumes of similar companies;

•	general market conditions and overall fluctuations in U.S. equity markets;

•	low trading volume and short interest positions in our common shares;

•	international financial market conditions, including the ongoing sovereign debt crisis in the EU;

•	variations in our quarterly operating results;

•	changes in our financial guidance or securities analysts’ estimates of our financial performance;

•
announcements of investigations or litigation, and updates to the status of investigations and litigation, or other notifications from enforcement or regulatory authorities related to our business or business practices;

•	announcements of clinical data, regulatory submissions, product launches, new products, services or technologies, commercial relationships, acquisitions or other events by us or our competitors;

•	changes in or materially incorrect application of accounting principles;

•	issuance by us of new securities, or sales of large blocks of our common shares, including sales by our executive officers, directors and significant shareholders;

•	the dilutive effect of the Convertible Notes or any other equity or equity-linked financings or alternative strategic arrangements;

•	the acceleration of our or Aegerion’s long-term debt;

•	additional changes in, or loss of, key personnel;

•	success or failure of products within our therapeutic areas of focus;

•	discussion of us or our share price by the financial press and in online investor communities;

•	our relationships with and the conduct of third parties on which we depend; and

•	other risks and uncertainties described in these risk factors.
In particular, our revenue guidance relating to 2017 is predicated on many assumptions, most notably that we have correctly forecast our U.S. revenue for both of our products and that ex-U.S. sales of lomitapide and metreleptin, particularly for sales of JUXTAPID in Japan and for sales of both products to the federal Ministry of Health in Brazil, continue as we have forecasted for those patients who have previously received JUXTAPID or MYALEPT and to new patients who have obtained federal court orders for JUXTAPID or MYALEPT treatment, particularly in light of the ongoing investigations in Brazil, significant local media coverage, recent negative decision of Interfarma, the national pharmaceutical industry association of Brazil, current political instability in Brazil, and the trial currently being heard by the Brazil Supreme Federal Court to decide whether the government has an obligation to provide drugs, such as JUXTAPID, that have not received regulatory and/or pricing and reimbursement approval in Brazil. Such factors may cause additional delays or eventually the suspension of the ordering process in Brazil. If any of our assumptions turn out to be incorrect, including our assumptions with regard to the extent of the negative impact of the launch of PCSK9 inhibitor products in the U.S., the EU and Brazil on our sales of lomitapide in those countries and in other countries where PCSK9 inhibitors are, in the future, approved or available on a named patient basis, our 2017 financial results could be weaker than expected, and the price of our common shares could decline, perhaps precipitously.
In addition, the stock market in general, and the market for small pharmaceutical and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Also, broad market and industry factors may negatively affect the market price of our common shares, regardless of our actual operating performance. In the past, following periods of volatility in the market in a company’s stock, securities class-action litigation has often been instituted against such a company. Aegerion, and certain of its former executive officers, have been named as defendants in a federal securities class action lawsuit filed against it alleging that Aegerion and the officers made certain false and misleading statements in violation of federal securities laws. See “Legal Proceedings” section of this Current Report for further information.  These proceedings have, and similar litigation could, if instituted against us, result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business and financial condition.
Our business could be negatively affected as a result of proxy contests and other actions of activist shareholders.
Proxy contests have been waged against many companies in the biopharmaceutical industry over the last few years. If faced with a proxy contest, we may not be able to successfully defend against the contest, which would be disruptive to our business. Even if we are successful, our business could be adversely affected by a proxy contest because:

•	responding to proxy contests and other actions by activist shareholders may be costly and time-consuming and may disrupt our operations and divert the attention of our management and our employees;

•
perceived uncertainties as to our future direction may result in our inability to consummate potential acquisitions, collaborations or in-licensing opportunities and may make it more difficult to attract and retain qualified personnel and business partners; and

•
if individuals are elected to our Board of Directors with a specific agenda different from our strategy for creating long-term shareholder value, it may adversely affect our ability to effectively and timely execute on our strategic plans and create additional value for our shareholders.

Anti-takeover provisions in our Articles, certain provisions under the BCBCA, the Canadian take-over bid rules and our advance notice policy could prevent or delay transactions that our shareholders may favor and may prevent shareholders from changing the direction of our business or management.

Provisions of our Articles and certain provisions under the British Columbia Business Corporations Act (BCBCA) may discourage, delay or prevent a merger or acquisition that our shareholders may consider favorable, including transactions in which shareholders might otherwise receive a premium for their shares, and may also frustrate or prevent any attempt by shareholders to change our direction or management. For example, these provisions:

•	require a 66 2/3% majority of shareholder votes cast in favor of a resolution to effect various amendments to our Articles; and

•
require shareholder proposals for matters to be acted upon by shareholders at shareholder meetings to be submitted pursuant to, and in accordance with, the applicable provisions of the BCBCA for inclusion in the Company’s proxy materials by a date that is not later than three months prior to the anniversary date of the prior year’s shareholder meeting.

Canada’s take-over bid rules provide that take-over bids for Canadian issuers will be subject to a minimum 105-day deposit period, subject to certain exceptions. The take-over bid rules, together with the above-noted provisions, among others, whether alone or together, could delay or impede hostile takeovers and changes in control. Any provision of our constating documents that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their common shares and could also affect the price that some investors are willing to pay for our common shares.

We also have a shareholder-approved advance notice policy which establishes advance notice requirements for nominations for election to our Board of Directors. This policy may delay or impede changes to the composition of our Board of Directors or management.

Provisions of Canadian law may delay, prevent or make undesirable an acquisition of all or a significant portion of our common shares or assets.

The Investment Canada Act subjects an acquisition of control of us by a non-Canadian to government review if our enterprise value as calculated pursuant to the legislation exceeds a threshold amount. A reviewable acquisition may not proceed unless the relevant Minister is satisfied that the investment is likely to be of net benefit to Canada. This could prevent or delay a change of control and may eliminate or limit strategic opportunities for shareholders to sell their common shares.

The rights of our shareholders may differ from the rights typically offered to shareholders of a U.S. corporation, including the right to bring actions or enforce judgments against us and certain of our directors, and these differences may make our common shares less attractive to investors.

We are incorporated under the laws of the Province of British Columbia, Canada, and therefore certain of the rights of holders of its shares are governed by Canadian law, including the provisions of the BCBCA, and by our Notice of Articles and Articles. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations and these differences may make our common shares less attractive to investors. For example, certain of our directors and officers reside principally outside of the U.S. and a portion of our assets and a portion of the assets of these persons are located outside the U.S., and, as a consequence, it may not be possible for an investor to effect service of process within the U.S. on us or those persons. Furthermore, it may not be possible for an investor to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws or other laws of the U.S. against us or those persons.

An investor may be unable to bring actions or enforce judgments against us and certain of our directors.

We are incorporated under the laws of the Province of British Columbia. Certain of our directors and officers reside principally outside of the U.S. and a portion of our assets and a portion of the assets of these persons are located outside the U.S. Consequently, it may not be possible for an investor to effect service of process within the U.S. on us or those persons. Furthermore, it may not be possible for an investor to enforce judgments obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws or other laws of the U.S. against us or those persons.
We do not intend to pay dividends on our common shares and, consequently, a shareholder’s ability to achieve a return on investment will depend on appreciation in the price of our common shares.
We have never declared or paid any cash dividend on our common shares, and do not currently intend to do so for the foreseeable future. We currently anticipate that we will retain any future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Therefore, the success of an investment in our common shares will depend upon any future appreciation in the value of such shares. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their common shares.
Future sales of our common shares may cause our share price to decline.
Sales of a substantial number of shares of our common shares in the public market or a sale of securities convertible into common shares or the perception that these sales might occur, could significantly reduce the market price of our common shares and impair our ability to raise adequate capital through the sale of additional equity securities. If our existing shareholders sell, or if the market believes our existing shareholders will sell, substantial amounts of our common shares in the public market, the trading price of our common shares could decline significantly. If additional shares are sold, or if it is perceived that they will be sold, in the public market, the price of our common shares could decline substantially. We have registered approximately 13,000,000 common shares that are subject to outstanding options to purchase common shares and restricted stock unit awards and reserved for issuance under our equity plans, and will need additional shares for equity awards in the near future. These common shares can be freely sold in the public market upon issuance, subject to vesting restrictions.
Changes in our effective income tax rate could adversely affect our results of operations.
We or our subsidiaries are subject to income and other taxes in Canada, the U.S., and many other tax jurisdictions throughout the world. Tax rates in these jurisdictions may be subject to significant change. Our effective income tax rate can vary significantly between periods due to a number of complex factors, including, but not limited to: (i) interpretations of existing tax laws; (ii) the accounting for business combinations, including accounting for contingent consideration; (iii) the tax impact of existing or future healthcare reform legislation; (iv) changes in accounting standards; (v) changes in the mix of earnings in the various tax jurisdictions in which we operate; (vi) the outcome of examinations by the Canada Revenue Agency, the U.S. Internal Revenue Service (IRS) and other foreign tax authorities; (vii) adjustments to income taxes upon finalization of income tax returns; (viii) the accuracy of our estimates for unrecognized tax benefits; and (ix) increases or decreases to valuation allowances recorded against deferred tax assets. If our effective tax rate increases, our operating results and cash flow could be adversely affected.
Any changes to existing accounting pronouncements or taxation rules or practices may cause adverse fluctuations in our reported results of operations or affect how we conduct our business.
A change in accounting pronouncements or taxation rules or practices can have a significant effect on our reported results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements, taxation rules and varying interpretations of accounting pronouncements or taxation rules have occurred in the past and may occur in the future. The change to existing rules, future changes, if any, or the need for us to modify a current tax or accounting position may adversely affect our reported financial results or the way we conduct our business.
We may be treated as a U.S. domestic corporation for U.S. federal income tax purposes.
Under current U.S. federal tax law, a corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, because we are incorporated under the laws of British Columbia, Canada, we would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Internal Revenue Code of 1986, as amended (the Code), provides an exception to this general rule, under which a non-U.S. incorporated entity will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met:  (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation), (ii) the non-U.S. corporation’s “expanded affiliated group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and tax residence relative to the expanded affiliated group’s worldwide activities and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the 80% ownership test).

On April 4, 2016, the U.S. Treasury Department (Treasury) and the IRS issued the Temporary Section 7874 Regulations, which, among other things, require certain adjustments that generally increase, for purposes of the 80% ownership test, the percentage of the shares of the acquiring non-U.S. corporation deemed owned (within the meaning of Section 7874) by the former shareholders of the acquired U.S. corporation by reason of holding shares in such U.S. corporation.   It is possible that Aegerion shareholders could be deemed to acquire for purposes of Section 7874 more than 80% of Novelion in the Merger and that as a result we will be treated as a U.S. corporation for U.S. federal income tax purposes.  If we were to be treated as a U.S. corporation for U.S. federal tax purposes, we could suffer adverse tax consequences, including potential U.S. income taxes on future profits distributed from non-U.S. subsidiaries and loss of eligibility for benefits under the income tax treaty between Canada and the U.S.
We may not be able to achieve tax savings as a result of the Merger.
Even if we are not treated as a U.S. corporation for U.S. federal income tax purposes under the inversion rules discussed above, there can be no assurance as to the effective tax rates applicable to our future revenue. For example, the ability of the companies to locate personnel and to integrate and manage operations in a manner that supports and protects the tax benefits that potentially may be realized from Novelion’s Canadian tax domicile is uncertain and complex.
Potential improvements to our effective tax rate that may result from Novelion’s Canadian tax domicile have not been reflected in the pro forma financial information.
We may not be able to use our net operating loss carryforwards to offset future taxable income for U.S. or Canadian federal income tax purposes.
Under Section 382 of the Code, if a corporation subject to the Code undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change U.S. NOLs and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We underwent an “ownership change” within the meaning of Section 382 of the Code as a result of the Merger, and therefore an annual limit will be imposed on the amount of NOLs that may be used to offset future taxable income.  Such annual limit is generally the product of the total value of a company’s outstanding equity immediately prior to an “ownership change” (subject to certain adjustments) and the applicable federal long term tax exempt interest rate. Certain of our U.S. subsidiaries underwent an “ownership change” (as defined above) and triggered the limitation on use of NOLs in 2005, 2012, and 2016. Due to these ownership changes, we have determined that our U.S. subsidiaries, including Aegerion, will only be able to utilize a small portion of their NOLs and tax attributes. We are currently completing a Section 382 analysis to determine the amount of the annual limits to be imposed on the amount of NOLs that may be used by us and our U.S. subsidiaries. Our U.S. subsidiaries may also experience ownership changes in the future as a result of subsequent shifts in share ownership. As a result, if our U.S. subsidiaries earn net taxable income, their ability to use their pre-change NOL carryforwards to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liabilities. In addition, at the U.S. state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. The extent to which we can utilize any or all of our NOLs will depend on many factors, including the jurisdiction applicable to any future taxable revenue of Novelion.
Our ability to use NOLs will also depend on the amount of taxable income generated in future periods.  The NOLs may expire before we can generate sufficient taxable income to use the NOLs.

We may be treated as a passive foreign investment corporation (a PFIC) for U.S. federal income tax purposes, which could result in adverse U.S. federal income tax consequences to U.S. holders and may deter certain U.S. investors from purchasing our shares.
We believe that we were a PFIC for the taxable years ended December 31, 2008 through 2015. Based on the price of our common shares and the composition of our assets, we believe that we will not be deemed a PFIC for U.S. federal income tax purposes for the taxable year ended December 31, 2016. The determination of whether we are a PFIC is made annually and depends on the particular facts and circumstances (such as the valuation of its assets, including goodwill and other intangible assets) and also may be affected by the application of the PFIC rules, which are subject to differing interpretations.
The rules governing PFICs can have adverse tax effects on U.S. holders which may be mitigated by making certain elections for U.S. federal income tax purposes, which elections may or may not be available. If we are determined to be a PFIC in any year, a U.S. holder of common shares in such year will be required to file an annual information return on IRS Form 8621 regarding distributions received on such common shares and any gain realized on disposition of such common shares and will generally be required to file an annual information return with the IRS (also on IRS Form 8621, which PFIC shareholders are required to file with their U.S. federal income tax or information return) relating to their ownership of our common shares. Additionally, if we are classified as a PFIC in any taxable year, with respect to which a U.S. holder owns common shares, we generally will continue to be treated as a PFIC with respect to such U.S. holder in all succeeding taxable years, regardless of whether we continue to meet the tests described above, unless the U.S. holder makes a “deemed sale election.” Treatment as a PFIC could deter certain U.S. investors from purchasing our common shares, which could have an adverse impact on our share price. For purposes of this risk factor, a “U.S. holder” is a beneficial owner of our common shares or warrants that is for U.S. federal income tax purposes: (a) an individual who is a citizen or resident of the U.S.; (b) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S., any state thereof or the District of Columbia; (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust (i) if a court within the U.S. can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Legal Proceedings.
In late 2013, our subsidiary, Aegerion, received a subpoena from the DOJ, represented by the U.S. Attorney’s Office in Boston, requesting documents regarding our marketing and sale of JUXTAPID in the U.S., as well as related disclosures. We believe the DOJ is seeking to determine whether Aegerion, or any of its current or former employees, violated civil and/or criminal laws, including, but not limited to, the securities laws, the Federal False Claims Act, the FDCA, the Anti-Kickback Statute, and the FCPA.  The investigation is ongoing.
In late 2014, Aegerion received a subpoena from the SEC requesting certain information related to Aegerion’s sales activities and disclosures related to JUXTAPID. The SEC also has requested documents and information on a number of other topics, including documents related to the investigations by government authorities in Brazil into whether Aegerion’s activities in Brazil violated Brazilian anti-corruption laws, and whether Aegerion’s activities in Brazil violated the FCPA. We believe the SEC is seeking to determine whether Aegerion, or any of its current or former employees, violated securities laws. The investigation is ongoing.

In May 2016, Aegerion reached preliminary agreements in principle with the DOJ and the SEC to resolve their investigations into the marketing and sales activities and disclosures relating to JUXTAPID. Under the terms of the preliminary agreement in principle with the DOJ, Aegerion would plead guilty to two misdemeanor misbranding violations of the FDCA.  One count would be based on its alleged marketing of JUXTAPID with inadequate directions for use (21 U.S.C. §§ 352(f)), and the second count would involve an alleged failure to comply with a requirement of the JUXTAPID REMS program (21 U.S.C. §§ 352(y)). Aegerion would separately enter into a five-year deferred prosecution agreement with regard to a charge that Aegerion violated HIPAA. As part of the resolution of the DOJ investigation, we expect Aegerion to enter into a civil settlement agreement with the DOJ to resolve alleged violations of the False Claims Act, and a non-monetary consent decree with the FDA. We also expect to negotiate a corporate integrity agreement with the Department of Health and Human Services.

Under the terms of the preliminary agreement in principle with the SEC staff, the SEC’s Division of Enforcement will recommend that the SEC accept a settlement offer from Aegerion on a neither-admit-nor-deny basis that contains alleged negligent violations of Sections 17(a)(2) and (3) of the Securities Act of 1933, as amended, related to certain statements we made in 2013 regarding the conversion rate of patients receiving JUXTAPID prescriptions, with remedies that include censure, an order prohibiting future violations of the securities laws and payment of a civil penalty.

The preliminary agreements in principle provide for a consolidated monetary package that covers payments due to both the DOJ and the SEC. The consolidated monetary package includes payments to the DOJ and the SEC by Aegerion totaling approximately $40 million in the aggregate, to be payable over three years, changed from the prior five-year payment schedule contemplated when the preliminary agreement in principle was reached in May 2016. Certain outstanding amounts would accrue interest at a rate of 1.75% per annum.  Such payments are subject to acceleration in the event of certain change of control transactions or the sale of JUXTAPID or MYALEPT.  As of December 31, 2016, Aegerion had accrued an aggregate of $40.6 million for the payments to be provided to the DOJ and the SEC under the consolidated monetary package, and an aggregate of $1.0 million for any relator attorney fees and settlement.
The terms of the preliminary agreements in principle described above may change following further negotiations and other terms of the final settlement remain subject to further negotiation.  The preliminary agreement in principle with the DOJ is subject to approval of supervisory personnel within the DOJ and relevant federal and state agencies, and approval by a U.S. District Court judge of the criminal plea and sentence and the civil settlement agreement.  The preliminary agreement in principle with the SEC is subject to review by other groups in the SEC and approval by the Commissioners of the SEC.
The preliminary agreements in principle do not cover the DOJ and the SEC’s inquiries concerning Aegerion’s operations in Brazil, any potential claims by relators for attorneys’ fees, or any employment claims that may been brought by relators.
We continue to cooperate with the DOJ and the SEC with respect to their investigations. As part of this cooperation, the DOJ has requested documents and information related to donations Aegerion made in 2015 and 2016 to 501(c)(3) organizations that provide financial assistance to patients. As part of this inquiry, the DOJ may pursue theories that will not be covered by the preliminary agreement in principle with the DOJ. Other pharmaceutical and biotechnology companies have disclosed similar inquiries regarding donations to 501(c)(3) organizations.

In addition, federal and state authorities in Brazil are each conducting investigations to determine whether there have been violations of Brazilian laws related to the promotion of JUXTAPID in Brazil. In July 2016, the Ethics Council of Interfarma fined Aegerion approximately $0.5 million for violations of the industry association’s Code of Conduct, to which Aegerion is bound due to its affiliation with Interfarma. Also, the Board of Directors of Interfarma imposed an additional penalty of suspension of Aegerion’s membership, without suspension of Aegerion’s membership contribution, for a period of 180 days for Aegerion to demonstrate the implementation of effective measures to cease alleged irregular conduct, or exclusion of our membership in Interfarma if such measures are not implemented. Aegerion paid approximately $0.5 million related to this fine during the third quarter of 2016. Also in July 2016, Aegerion received an inquiry from a Public Prosecutor Office of the Brazilian State of Paraná asking it to respond to questions related to recent media coverage regarding JUXTAPID and its relationship with a patient association to which Aegerion made donations for patient support.  At this time, we do not know whether the Public Prosecutor’s inquiry will result in the commencement of any formal proceeding against Aegerion, but if Aegerion’s activities in Brazil are found to violate any laws or governmental regulations, Aegerion may be subject to significant civil lawsuits to be filed by the Public Prosecution office, and administrative penalties imposed by Brazilian regulatory authorities and additional damages and fines. Under certain circumstances, Aegerion could be barred from further sales to federal and/or state governments in Brazil, including sales of JUXTAPID and/or MYALEPT, due to penalties imposed by Brazilian regulatory authorities or through civil actions initiated by federal or state public prosecutors. As of the filing date of this Current Report on Form 8-K, we cannot determine if a loss is probable as a result of the investigations and inquiry in Brazil and whether the outcome will have a material adverse effect on our business and, as a result, no amounts have been recorded for a loss contingency.
In January 2014, a putative class action lawsuit was filed against Aegerion and certain of its former executive officers in the U.S. District Court for the District of Massachusetts (the Court) alleging certain misstatements and omissions related to the marketing of JUXTAPID and Aegerion’s financial performance in violation of the federal securities laws. The case is captioned KBC Asset Management NV et al. v. Aegerion Pharmaceuticals, Inc. et al., No. 14-cv-10105-MLW.  On March 11, 2015, the Court appointed co-lead plaintiffs and lead counsel. Co-lead plaintiffs filed an amended complaint on June 1, 2015. Aegerion filed a motion to dismiss the amended complaint for failure to state a claim on July 31, 2015.  On August 21, 2015, co-lead plaintiffs filed a putative second amended complaint.  On September 4, 2015, Aegerion moved to strike the second amended complaint for the co-lead plaintiffs’ failure to seek leave of court to file a second amended pleading. Oral argument on the motion to strike was held on March 9, 2016. On March 23, 2016, plaintiffs filed a motion for leave to amend.  Aegerion opposed this motion to amend, and following a hearing on April 29, 2016, the Court took defendants’ motion to strike and plaintiffs’ motion for leave to amend under advisement.  On May 13, 2016, co-lead plaintiffs and defendants filed a joint motion wherein the parties stipulated that co-lead plaintiffs could file a third amended pleading within 30 days of the motion, which the Court granted on May 18, 2016, thereby mooting defendants’ pending motion to strike the second amended pleading and co-lead plaintiffs’ motion for leave to file a second amended pleading.  The Court also entered a briefing schedule for defendants to file responsive pleadings, co-lead plaintiffs to file any opposition, and defendants to file reply briefs.  A third amended complaint was filed on June 27, 2016. On July 22, 2016, co-lead plaintiffs and defendants filed a joint motion to stay the briefing schedule while they pursued mediation, which the Court granted on August 10, 2016.  Through mediation, the co-lead plaintiffs and defendants reached an agreement in principle to settle the litigation on November 29, 2016. On January 17, 2017, the co-lead plaintiffs filed a stipulation of settlement with the Court that contained the settlement terms as agreed upon by the parties, including that Aegerion and its insurance carriers would contribute $22.25 million to a settlement fund for the putative class. The insurance carriers have agreed to cover $22.0 million of this amount, with Aegerion responsible for the remainder of $0.25 million. The proposed settlement is subject to a number of procedural steps and is subject to approval by the Court.  Accordingly, we cannot predict the outcome of this action or when it will be resolved.

We have recorded a loss contingency of $22.25 million and a gain contingency of $22 million, to reflect the insurance proceeds we expect to receive.

On September 22, 2015, we commenced an action in the Supreme Court of British Columbia against Valeant Pharmaceuticals International, Inc. for breach of contract under the terms of the asset purchase agreement with Valeant (the Valeant Agreement), entered into on September 21, 2012, pursuant to which we sold all of our assets related to Visudyne ®, including our Qcellus™ laser and certain other photodynamic therapy intellectual property, with respect to failure to pay a $5.0 million laser earn-out payment and failure to use commercially reasonable efforts to promptly obtain the laser registrations for the Qcellus laser in the U.S. We have recorded a long-term accounts receivable at its estimated fair value of $2.0 million and a valuation allowance of the same amount on the long-term accounts receivable, to reflect management’s assessment of collection risk, the impact of the passage of time and the potential collection costs associated with the Valeant litigation.